UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )
Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Black Box Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

BLACK BOX CORPORATION
1000 Park Drive
Lawrence, Pennsylvania 15055

Notice of Annual Meeting of Stockholders
to be held on August 8, 2017

To the Stockholders of Black Box Corporation:
The Annual Meeting of Stockholders (the “Annual Meeting”) of Black Box Corporation (the “Company”) will be held at the offices of the Company at 1000 Park Drive, Lawrence, Pennsylvania 15055 on Tuesday, August 8, 2017, at 9:00 a.m. Eastern Daylight Time, to consider and act upon the following matters:

1.	The election of the nine (9) persons nominated by our Board of Directors and named in the attached proxy statement to serve as members of our Board of Directors;

2.	The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2018;

3.	A non-binding advisory vote to approve the compensation of our named executive officers, as disclosed in the proxy statement;

4.	A non-binding advisory vote on the frequency of executive compensation votes; and

5.	The approval of the Amended and Restated 2008 Long-Term Incentive Plan.
Stockholders also will be asked to consider such other matters as may properly come before the Annual Meeting. Our Board of Directors has established the close of business on Friday, June 16, 2017 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.
If you plan to attend the Annual Meeting in person, please note that you may be required to present a valid picture identification such as a driver’s license or passport.
Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Stockholders' Meeting. The Company is mailing to its stockholders a Notice of Internet Availability of Proxy Materials, rather than mailing a full paper set of the materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Company's proxy materials on the Internet, as well as instructions on obtaining a paper copy. All stockholders who do not receive such a Notice of Internet Availability of Proxy Materials, including stockholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce the Company's costs to print and distribute its proxy materials.
Voting by the Internet or telephone is fast and convenient, and each vote is immediately confirmed and tabulated. If a stockholder receives a paper copy of the proxy materials, the stockholder may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone, the stockholders can help the Company reduce postage and proxy tabulation costs.

BY ORDER OF THE BOARD OF DIRECTORS

Ronald Basso, Secretary
June 22, 2017

BLACK BOX CORPORATION
1000 Park Drive
Lawrence, Pennsylvania 15055
PROXY STATEMENT FOR ANNUAL MEETING
OF STOCKHOLDERS
August 8, 2017
This proxy statement is being furnished to the holders of common stock, par value $.001 per share (“Common Stock”), of Black Box Corporation, a Delaware corporation (the “Company,” “we,” “our” or “us”), in connection with the solicitation by our Board of Directors (“Board of Directors” or “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on Tuesday, August 8, 2017, at 9:00 a.m. Eastern Daylight Time, at the offices of the Company at 1000 Park Drive, Lawrence, Pennsylvania 15055, or at any adjournment thereof. We mailed our Notice of Internet Availability of Proxy Materials on or about June 29, 2017. For stockholders who previously elected to receive a paper copy of the proxy materials, we mailed the Proxy Statement, our Annual Report for the year ended March 31, 2017 and the proxy card on or about June 29, 2017.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on August 8, 2017:
This proxy statement and the Company’s 2017 Annual Report to stockholders are available for you to review online at www.proxydocs.com/bbox.
Only holders of Common Stock of record as of the close of business on Friday, June 16, 2017, are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. On that date, 15,113,008 shares of Common Stock, each entitled to one (1) vote per share, were outstanding.
All shares of Common Stock represented by valid proxies received by the Secretary of the Company prior to the Annual Meeting will be voted as specified in the form of proxy. If no specification is made, the shares will be voted FOR each of the nominees named below for election as director; FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018 (“Fiscal 2018”); FOR approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; FOR approval, on an advisory basis, of annual votes on executive compensation; and FOR approval of the Amended and Restated 2008 Long-Term Incentive Plan. Unless otherwise indicated by the stockholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting of which our management had no knowledge prior to the mailing of this proxy statement. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly-executed proxy bearing a later date (although no revocation shall be effective until actual notice thereof has been given to the Secretary of the Company) or by attending the Annual Meeting and voting his or her shares in person.
Under our Second Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), Amended and Restated By-laws, as amended (“By-laws”), and applicable state law, abstentions and broker non-votes (which arise when a registered broker, who holds securities in street name, has not received voting instructions from a customer having beneficial ownership of the securities, and the broker does not have discretionary authority to vote on one or more matters being presented at the annual meeting) are each included in the determination of the number of shares present for purposes of determining a quorum. At the Annual Meeting, directors will be elected by a plurality vote (although the Board has adopted a policy requiring any director receiving more “withheld” votes than “for” votes to submit such director's resignation; see the “Board of Directors and Board Committees - Corporate Governance Guidelines - Voting for Directors” section of this proxy statement) and all other matters will be decided by the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are not votes cast and will not be included in calculating the number of votes necessary for approval of the matter.
Our Board of Directors unanimously recommends a vote FOR each of the nominees named below for election as director; FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for Fiscal 2018; FOR approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement; FOR approval, on an advisory basis, of annual votes on executive compensation; and FOR approval of the Amended and Restated 2008 Long-Term Incentive Plan.

ANNUAL MEETING MATTERS
Proposal 1 – Election of Directors
Our By-laws provide that the number of directors constituting our entire Board shall be nine (9), or such other number as shall be fixed by the stockholders or by our Board, and that all directors will stand for election each year. Our Board has fixed the number of directors serving on our Board at nine (9) members. Each of the directors elected at our Annual Meeting will hold office for a term of one (1) year and until their respective successors are elected and qualified, subject to the right of our stockholders to remove any director as provided in our By-laws. Stockholders may fill any vacancy in the office of a director. In the absence of a stockholder vote, a vacancy in the office of a director may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by our Board to fill a vacancy will serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If our Board increases the number of directors, it may fill any vacancy so created.
The holders of Common Stock have one (1) vote for each share owned as of the record date in the election of directors. The nine (9) nominees receiving the greatest number of affirmative votes will be elected as directors for terms expiring in 2018.
Upon recommendation of the Nominating & Governance Committee (the "N&G Committee") of our Board of Directors, our Board has nominated the following nine (9) persons for election to the position of director at the Annual Meeting: Cynthia J. Comparin, Richard L. Crouch, Richard C. Elias, Thomas W. Golonski, Thomas G. Greig, John S. Heller, William H. Hernandez, E.C. Sykes and Joel T. Trammell. These nominees are all directors currently serving on our Board. All of the director nominees are independent under the listing standards of The NASDAQ Stock Market (“NASDAQ”) except for E.C. Sykes as a result of his position as our President and Chief Executive Officer ("CEO").
The persons named as proxies on the enclosed proxy card were selected by our Board and have advised our Board that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting FOR the election to our Board of Directors of each of our Board’s nominees named above.
Our Board knows of no reason why any nominee for director would be unable to serve as director. If, at the time of the Annual Meeting, any of the named nominees is unable or unwilling to serve as a director, the persons named as proxies intend to vote for such substitute as may be nominated by our Board of Directors.
The following sets forth certain information concerning the nominees for election to our Board of Directors at the Annual Meeting:
Cynthia J. Comparin, 58, was selected to be a director on October 31, 2016. Ms. Comparin is the founder and Chief Executive Officer of Animato Technologies Corporation, a private company providing business and technology solutions to enterprise clients. Prior to establishing Animato approximately 20 years ago, Ms. Comparin was President of Alltel’s Enterprise Network Services Division, providing consulting, integration and operations services to worldwide customers. Before Alltel, Ms. Comparin was Vice President and General Manager for Nortel’s Network Transformation Services Division, General Manager of Latin America for Recognition International, a global technology company, and was employed by EDS for 10 years in various US-based and international management positions.
Qualifications: Ms. Comparin brings a wealth of experience gained as the founder and chief executive officer of a privately-held systems integration, business process and technical consulting company with a client base of Global 2000 companies. Her background includes international business development, business restructuring, mergers, acquisitions and divestitures, operations, management, finance, accounting, marketing and sales.
Richard L. Crouch, 70, was elected as a director on August 10, 2004. Mr. Crouch was a General Partner with the firm of PricewaterhouseCoopers LLP from 1979 to 2004, having served as an Audit Partner principally assigned to public companies. He served in various capacities for the firm, including service as a regional accounting, auditing and Securities and Exchange Commission (“SEC”) services consultant. He retired from the firm on July 2, 2004.
Qualifications: Mr. Crouch adds significant financial reporting and management expertise as a result of his more than 35 years of experience with a large public accounting firm which provided him with exposure to and interaction with a variety of industries and companies. He is one of our Audit Committee financial experts. His tenure as an SEC services consultant for PricewaterhouseCoopers LLP gives Mr. Crouch first-hand insight into the financial reporting and disclosure obligations of the Company, which is a vitally important qualification for service on our Board.
Richard C. Elias, 63, was selected to be a director on November 3, 2014 and was elected by our stockholders on August 11, 2015. Mr. Elias retired from PPG Industries, Inc. (“PPG”), a global supplier of paints, coatings, optical products, specialty materials, chemicals, glass and fiber glass in April 2014. Prior to his retirement, Mr. Elias served as the Senior Vice President - Optical and Specialty Materials of PPG from 2008 to 2014, and Vice President, Optical Products of PPG from 2000 to 2008. Mr. Elias also served as the President, and then Chief Executive Officer, of Transitions Optical, Inc., a subsidiary and then joint venture of PPG, from 1995 to 2014. Mr. Elias is a director of Universal Display Corporation.

Qualifications: Mr. Elias has significant executive experience including more than 20 years as the chief executive officer of a global manufacturer and distributor that experienced significant growth and expansion. During his nearly 40-year career, Mr. Elias has had leadership positions responsible for product development, sales and marketing, budgeting, strategic planning, operations and executive management.
Thomas W. Golonski, 74, was selected to be a director on February 11, 2003 and was elected by our stockholders on August 12, 2003. Mr. Golonski served as Chairman, President and Chief Executive Officer of National City Bank of Pennsylvania and Executive Vice President of National City Corporation from 1996 to 2005. He retired from National City in 2005. He is a director of several educational and health care organizations and active in other charitable organizations.
Qualifications: In Mr. Golonski’s 18 years as the top executive for National City Bank, he was directly responsible for all management functions including human resources, financial and strategic planning and board development. He also has substantial experience in organizational governance issues gained during his tenure on the boards of a university and two (2) regional hospitals. He adds significantly to the collective financial, operational and strategic planning expertise of our Board.
Thomas G. Greig, 69, was elected as a director on August 10, 1999 and appointed as non-executive Chairman of the Board in May 2004. Mr. Greig was a Senior Managing Director of Liberty Capital Partners, a private equity partnership, from 1998 until his retirement in June 2016. He is also the non-executive Chairman of the Board of publicly-held Rudolph Technologies, Inc. and a privately-held company.
Qualifications: Mr. Greig brings more than 40 years of financial experience to our Board. His career has included over 25 years in a corporate finance environment and more than 15 years of investment management and private equity experience. He has served as an audit committee member for numerous companies, both privately-held and public and a public not-for-profit foundation. As a result, he has significant expertise and insight into finance and corporate governance issues that are invaluable to our Board.
John S. Heller, 63, was selected to be a director on March 27, 2013 and was elected by our stockholders on August 6, 2013. Mr. Heller retired from Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives, in February 2012. He held a number of positions of increasing responsibility at Caterpillar during a 38-year career, last serving as Vice President and Chief Information Officer for more than his last five (5) years at Caterpillar.
Qualifications: Mr. Heller brings almost 40 years of experience in the information technology arena in which he oversaw the procurement, installation and operation, for a world-wide enterprise, of many of the products and services provided by the Company. He also brings significant executive-level managerial skills including broad experience in operations, mergers and acquisitions and strategic planning and execution. His experience and in-depth knowledge of the technology industry provides valuable insight to the Board with respect to industry practices and the challenges and risks facing the Company particularly from the perspective of a large, international enterprise.
William H. Hernandez, 69, was selected to be a director on December 3, 2009 and was elected by our stockholders on August 10, 2010. Mr. Hernandez was the Senior Vice President, Finance and Chief Financial Officer of PPG from 1995 until October 15, 2009. Prior to assuming those duties in 1995, he served as PPG’s Controller from 1990 to 1994 and as Vice President and Controller from 1994. From 1974 until 1990, he held a number of positions at Borg-Warner Corporation, a supplier of motor vehicle parts and systems. Mr. Hernandez is a Certified Management Accountant and a director of Albermarle Corporation, Northrop Grumman Corporation and USG Corporation, all publicly-held companies.
Qualifications: Mr. Hernandez contributes to the Board’s broad experience in corporate finance, risk management, operations, mergers and acquisitions, strategic planning and executive compensation. In particular, Mr. Hernandez is highly qualified in the fields of accounting, internal controls, investor relations and economics, all of which contribute to effective service on the Board and its committees. Mr. Hernandez serves on the boards of other public companies through which he has gained additional experience in risk management and corporate governance.
E.C. Sykes, 56, was selected to be a director on February 29, 2016 in connection with his appointment as the CEO of the Company, which became effective on the same date. Mr. Sykes was employed by Flextronics International Ltd. (an international supply chain solutions company) ("Flextronics") from 1999 to 2013. He advanced from General Manager to Executive Officer and Group President of the Industrial and Emerging Products Group. Following his career at Flextronics, Mr. Sykes was President and CEO of Switch Lighting (an LED lighting company) from 2013 to 2014. Since leaving Switch Lighting and prior to joining the Company, Mr. Sykes was a consultant, investor and served on boards of private, public-private and educational endeavors.
Qualifications: As our CEO, Mr. Sykes is responsible for determining and implementing the strategic direction of the Company, serving as the liaison between the Board and management. He also is responsible for implementing the directives of the Board. He brings to the Board a strong track record of executive management skills and a demonstrated track record of leading growth and profitability in a variety of challenging product and service businesses.

Joel T. Trammell, 52, was selected to be a director on March 27, 2013 and was elected by our stockholders on August 6, 2013. Mr. Trammell is the founder and Chief Executive Officer of Khorus, Inc., a provider of software-based management systems, since 2013. He also has been a Managing Partner of Lone Rock Technology Group, a private equity firm, since 2011, and a Managing Partner of Lake Austin Advisors, a hedge fund, since 2013. He was a founder and the Chief Executive Officer of CacheIQ, Inc., a network computing company, from June 2010 until it was acquired by NetApp, Inc. in November 2012. Previously, he was a founder and served as the Chief Executive Officer of NetQoS, Inc., a network management software and services company, from June 2000 to November 2009.
Qualifications: Mr. Trammell has significant experience in the technology and computer networking sphere and served as the chief executive officer for two (2) startup technology companies which grew to significant size prior to successful exit transactions. He brings to the Board broad experience in management, operations, strategic growth and sales. His service on the boards of other technology-based companies and his experience in the industry allows him to provide valuable insight to our Board with respect to industry practices and the challenges and risks facing the Company.
Our Board of Directors unanimously recommends that our stockholders vote FOR each of our Board’s nominees for election to our Board.
Proposal 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm
In May 2017, the Audit Committee of our Board appointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm for Fiscal 2018. As a sound governance matter, our Audit Committee has determined to submit the appointment to our stockholders for ratification at the Annual Meeting.
The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting is required for the ratification by our stockholders of such appointment. Unless otherwise directed by our stockholders, proxies will be voted FOR the ratification of the appointment of BDO as our independent registered public accounting firm for Fiscal 2018. In the event that this appointment is not ratified by the stockholders, our Audit Committee will consider this vote in determining its future appointment of our independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the Company’s and its stockholders’ best interests.
A representative of BDO is expected to be present at the Annual Meeting, will not be making a statement but will be available to respond to appropriate questions.
Our Board of Directors unanimously recommends that our stockholders vote FOR approval of the ratification of the appointment of BDO as our independent registered public accounting firm for Fiscal 2018.

Proposal 3 – Advisory Vote to Approve the Compensation of our Named Executive Officers
Our stockholders have the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This “Say on Pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis” (“CD&A”) section set forth in this proxy statement under the caption “Executive Compensation and Other Information” and the compensation tables and narrative following the CD&A.
At our 2011 Annual Meeting of Stockholders, the Company held an advisory (non-binding) vote to determine the frequency of future “Say on Pay” votes. Based on the voting results for this proposal at the 2011 Annual Meeting of Stockholders, the Board determined that the advisory vote to approve the compensation of our named executive officers will be conducted annually, until the next advisory vote is held to determine the frequency of the “Say on Pay” vote, which will occur at this Annual Meeting.
We believe that our CD&A and other compensation disclosures included in this proxy statement evidence a sound and prudent compensation philosophy and set of policies and practices and that our compensation decisions are consistent with that philosophy and those policies and practices.
In light of the foregoing considerations, we are asking our stockholders to indicate their approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the CD&A and the compensation tables and narrative following the CD&A. Although this is an advisory vote which will not be binding on the Compensation Committee of the Board or the Board, the Compensation Committee and the Board will carefully review the results of the stockholder vote and consider stockholders’ concerns in future determinations concerning executive compensation.
Our Board of Directors unanimously recommends that our stockholders vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.

Proposal 4 – Advisory Vote on Frequency of Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we give stockholders, at least every six (6) years, the opportunity to inform us as to how often we should include a “Say on Pay” proposal, similar to Proposal 3, in our proxy statements for future annual stockholder meetings. Under this Proposal 4, stockholders may indicate their preference, on an advisory basis, for including a “Say on Pay” proposal in our future proxy statements every year, every two (2) years or every three (3) years, or may abstain from voting on the frequency of future “Say on Pay” proposals.
Since its enactment, we have held an annual vote on “Say on Pay.” After careful consideration, our Board, upon the recommendation of our Compensation Committee, has determined that we continue with an advisory vote on executive compensation every year as the best approach for the Company. The annual advisory vote on executive compensation allows our stockholders to provide timely, direct input on the Company’s most current executive compensation philosophy, policies and practices and allow the Compensation Committee and the Board to better understand our stockholders’ views. The Company recognizes that stockholders may have different opinions as to the appropriate frequency for advisory votes on named executive officer compensation, and we will carefully review the voting results on this proposal to determine any change in frequency.
This vote is advisory and not binding on the Company or the Board, but the Board and the Compensation Committee will take into account the outcome of the vote when making a decision as to how often the Company will conduct its advisory votes on the compensation of our named executive officers.
As noted above, stockholders will be able to specify one (1) of four (4) choices for this proposal on the form of proxy: “1 Year,” “2 Years,” “3 Years” or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation.
Our Board of Directors unanimously recommends that our stockholders vote for “1 Year” for the frequency of future executive compensation advisory votes.

Proposal 5 – Amendment and Restatement of the 2008 Long-Term Incentive Plan
The Company proposes to amend and restate our 2008 Long-Term Incentive Plan, as previously amended (the “Incentive Plan” and, as amended and restated as proposed herein, the “Amended and Restated 2008 Long-Term Incentive Plan” or the “Amended Incentive Plan”) to, among other things, increase the number of shares authorized for issuance thereunder by 630,000 shares. In addition, stockholder approval is required every five (5) years under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), in order for certain awards to be tax deductible. The Incentive Plan is the only plan we have to issue equity awards. As of May 28, 2017, no shares remained available for grant under the Incentive Plan.
In connection with our Compensation Committee’s and Board’s recommendation of the Amended Incentive Plan for approval by our stockholders, the compensation consultant for our Compensation Committee prepared a review regarding the stockholder cost of additional shares and determined, on a preliminary basis, that the dilutive impact of outstanding awards, including such additional shares, is within certain investor-based guidelines. In addition, the compensation consultant presented an analysis of the features of the Incentive Plan and proposed amendments thereto and the Company’s recent equity grant practices.
In order to minimize the dilutive effect of the Amended Incentive Plan, we will continue to utilize a fungible share design, whereby each share of Common Stock subject to an award that is not a stock option or stock appreciation right counts as 1.87 shares against the number of shares we have available for issuance under the Amended Incentive Plan. In addition, as a matter of good governance and current plan design, the following additional changes to the Incentive Plan are being proposed and will be effective upon stockholder approval of the Amended Incentive Plan:

▪	No dividends will be permitted on unvested awards;

▪	Accelerated vesting by the Compensation Committee is limited to death, disability and change in control; and

▪	All awards (other than those to directors) have a minimum vesting period of one (1) year.

Our Compensation Committee and Board have concluded that the adoption of the Amended Incentive Plan will:

▪
Maintain and strengthen our ability to attract and retain key employees, directors, consultants and certain other individuals providing services to us and to motivate them to remain focused on long-term stockholder value performance;

▪	Support our strategy of using equity as a key component of employee and director total compensation;

▪
Allow us to continue to implement our executive compensation strategy discussed in the “Compensation Discussion and Analysis” section of this proxy statement by providing for a variety of equity awards and cash awards that could have tax advantages, provide performance incentives to our executive team that align their interests with those of our stockholders and provide compensation practices that are consistent with market trends;

▪	Allow us to continue to offer lower cash components of our executive compensation mix by providing for a variety of equity-based compensation vehicles; and

▪	Allow us to provide significant compensation to our executives that is “at-risk.”
The Board adopted the Amended Incentive Plan, subject to stockholder approval, on May 24, 2017. Absent such approval, the Amended Incentive Plan will not become effective and the Incentive Plan will continue in effect in its current form. Therefore, it is not possible at present to determine the amount or form of any awards that will be granted or available for grant to any person in the future under the Amended Incentive Plan. A summary of the Amended Incentive Plan is set forth in the “Summary of the Amended Incentive Plan” section of this proxy statement and a complete copy of the Amended Incentive Plan is attached hereto as Exhibit I.
The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting is required to approve the adoption of the Amended Incentive Plan. Unless otherwise directed by our stockholders, proxies will be voted FOR this proposal.
Since our executive officers and directors are eligible to receive awards under the Amended Incentive Plan, they may be deemed to have a personal interest in the adoption of this proposal.
Our Board of Directors unanimously recommends that our stockholders vote FOR approval of the Amended and Restated 2008 Long-Term Incentive Plan.

BOARD OF DIRECTORS AND BOARD COMMITTEES
Our Board of Directors held nine (9) meetings during the fiscal year ended March 31, 2017 (“Fiscal 2017”). During Fiscal 2017, each director attended not fewer than seventy-five percent (75%) of the aggregate of the total number of meetings of our Board and the total number of meetings of each committee on which such director served during the period in which such director served on our Board and such committee. Executive sessions of the non-employee members of our Board are scheduled for each regular Board meeting and many committee meetings and many regular Board meetings and certain committee meetings include such an executive session.
Stockholders can communicate with our Board or individual directors by writing to the Company’s Secretary at: Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055. Our Board believes that our annual meeting also is an appropriate forum for stockholder communications with our Board. Our Board strongly encourages board member attendance at all meetings, including annual meetings with stockholders. All directors (other than Ms. Comparin who was not a director at that time) attended the Annual Meeting of Stockholders held in August 2016.
Corporate Governance Guidelines
Our Board of Directors has adopted the Black Box Corporation Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company. The Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board and management levels. These Guidelines were established to assist the Board in the exercise of its duties and responsibilities. The Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally-binding obligations.
A complete copy of the Guidelines is available in the “About Black Box - Investor Relations - Corporate Governance” section of our website at www.blackbox.com. Any changes to the Guidelines will be posted on our website.
The following is a summary that provides highlights of our Guidelines and many related corporate governance matters:
Director Independence. A substantial majority of the members of the Board shall qualify as independent directors under all appropriate tests as determined by the Board. It is the sense of the Board that, absent compelling circumstances, all members of the Audit Committee, Compensation Committee and N&G Committee of the Board shall be independent. The Board undertakes a regular review of director independence, generally not less frequently than annually.
Board Leadership Structure. It is the sense of the Board that a separate CEO and Chairman of the Board is currently the most appropriate structure for the Company because it allows each person to focus on his or her respective roles. By retaining these separate roles, our CEO can focus attention solely on the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of our Board can focus attention on providing guidance to the CEO and presiding over meetings of the Board. The Board has adopted a resolution that the Chairman of the Board shall be an independent director under the applicable SEC and NASDAQ rules. The Board believes that this leadership structure enhances (i) the Board’s oversight of, and independence from, Company management, (ii) the ability of the Board to carry out its roles and responsibilities on behalf of the stockholders and (iii) overall corporate governance. In the event that the Board determines that it is in the best interests of the Company that the positions of CEO and Chairman be held by the same person, the Board shall establish a Lead Independent Director to ensure that the Board serves in a capacity independent of Company management and that all independent directors have an independent leadership contact.
Size of the Board. The Board does not believe that there is a “correct” number of directors for the Company. Instead, the Board, in accordance with the By-laws, will determine, from time to time, the appropriate number of directors.
Board Nominees/Vacancies. The N&G Committee is responsible for making recommendations of potential Board members to the Board. The Board is responsible for nominating potential members for election to the Board at meetings of the stockholders and for filling vacancies on the Board that may occur between such stockholder meetings. The N&G Committee and the Board consider the independence, experience relative to our business and the needs of our Board, diversity and the ability to represent our stockholders when evaluating potential nominees. Potential Board members should show a willingness to fully participate in Board meetings, a proven track record of career accomplishments, the ability to make sound judgments and leadership qualities. Although the Company does not have a specific diversity policy as it relates to the evaluation of potential Board members, the N&G Committee charter provides that the committee is to consider diversity when evaluating candidates. Accordingly, the N&G Committee strives to identify potential Board members with a diverse array of talents, backgrounds and perspectives.
Outside Board Membership. The Board does not have a policy limiting the number of other public company boards upon which a director may sit. Independent directors should advise the Chairman in advance of accepting an invitation to serve on another public company board. Sitting on another public company’s board should not create a conflict of interest or impair the director’s ability to provide sufficient time to carry out his or her duties as a director of the Company. Management directors shall seek and obtain the approval of the Board before accepting an invitation to serve on a public company board.

Term Limits/Retirement Age. The Board has not established term limits or a retirement age. While term limits or a retirement age may help ensure that fresh ideas and viewpoints are available to the Board, they also may provide the disadvantage of losing the beneficial contribution of directors who have developed, over a period of time, increasing knowledge of, and insight into, the Company and its operations and who, therefore, could bring experience-based contributions to the Board as a whole.
Change in Director Relationships. When a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director should notify the Chairman who shall consult with the N&G Committee. Following such consultation, the N&G Committee will recommend to the Board the action, if any, to be taken with respect to such director.
Voting for Directors. In any uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” such director's election is required, within ten (10) business days following the certification of the stockholder vote, to tender his or her written resignation to the Chairman of the Board for consideration by the N&G Committee. The N&G Committee will promptly consider such tendered resignation and will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the N&G Committee will consider all factors deemed relevant including any stated reason why stockholders who cast “withhold” votes for the director did so, the qualifications of the director and whether the director’s resignation from the Board would be in the best interests of the Company and its stockholders. The N&G Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as it deems appropriate including acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed to have resulted in the “withheld” votes. The Board will take formal action no later than 90 days following the date of the stockholders’ meeting at which the election occurred and will promptly disclose its decision (and the reason(s) therefor) in a Form 8-K furnished to the SEC. No director who, in accordance with this policy, is required to tender his or her resignation may participate in the N&G Committee’s deliberations or recommendation, or in the Board’s deliberations or determination.
Meetings of the Board. The Board meets regularly on previously determined dates. Board meetings are held at least quarterly. Each Board member is expected to attend Board meetings and meetings of the committees on which the director serves in person. The agenda for each Board and Board committee meeting is provided in advance of the meeting, together with written materials on matters to be presented for consideration, for the directors’ review prior to the meeting.
Executive Sessions. The independent directors, consisting of all directors other than any directors who are employed by or officers of the Company, generally meet in executive session at each Board meeting. The Chairman presides over these meetings.
Annual Meeting of Stockholders. All directors are expected to attend the Annual Meeting of Stockholders.
Communications with Directors. Stockholders can communicate with our Board or individual directors by writing to the Company’s Secretary at: Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055. Our Board believes that our annual meeting also is an appropriate forum for stockholder communications with our Board.
Code of Business Conduct & Ethics. The Board has approved and adopted our Code of Business Conduct & Ethics (the “Code of Business Conduct”) applicable to all directors, officers and employees of the Company and its subsidiaries (available in multiple languages in the “Legal - Ethics” section of our website at www.blackbox.com). In addition, the Company has adopted an additional Code of Ethics for Senior Financial Officers (available in the “About Black Box - Investor Relations - Corporate Governance” section of our website at www.blackbox.com). The Company will promptly disclose on its website (i) any amendments to or waivers of a director’s or executive officer’s compliance with the Code of Business Conduct and (ii) any amendments to or waivers of the Code of Ethics for Senior Financial Officers.
Risk Management. Our management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. No single Board committee, however, is responsible for overall risk oversight. Rather, each Board committee identifies and assesses Company risk, as appropriate, within its given area of responsibility, and any such identified risk is reported to the Board as part of the governance process. For example, our Compensation Committee reviews, generally on an annual basis, the Company’s compensation policies and practices in order to assess whether such policies and practices are reasonably likely to have a material adverse effect on the Company. We conduct an annual risk assessment to identify the most significant risks to which we are subject. The results of this assessment are compiled and reported to our Audit Committee which reports the most significant risks to the Board. Management discusses those risks with the Board, along with mitigating factors, and the Board then makes recommendations regarding remedial actions where necessary.

Related Party Transactions/Conflicts of Interest. The Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying all transactions between the Company and any related persons. Our Code of Business Conduct requires that all directors, officers and employees refrain from activities that might involve a conflict of interest. Additionally, our Code of Business Conduct provides that directors, officers and employees must openly and honestly handle any actual, apparent or potential conflict between that individual’s personal and business relationships and our interests. Before making any investment, accepting any position or benefit, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such person must make a full disclosure of all relevant facts and circumstances to, and obtain the prior written approval of, the Chief Financial Officer or General Counsel. The Chief Financial Officer and General Counsel make reports to the Audit Committee regarding compliance with the Code of Business Conduct. Further, the Chief Financial Officer makes reports to the Audit Committee with respect to proposed related-party transactions for which that committee’s approval would be required.
Compensation of Directors. The Board sets the level of compensation for directors, based on the recommendation of the N&G Committee, and takes into account the impact of compensation on director independence. The N&G Committee reviews periodically the amount and form of compensation paid to directors and considers the compensation paid to directors of other comparable companies. The committee may conduct its review with the assistance of outside consultants in the field of executive compensation. Directors who are also current employees of the Company receive no additional compensation for services as directors.
Stock Retention Guidelines. To further achieve the objective of more closely aligning the interests of our non-employee directors with those of our stockholders, the Board has adopted stock retention guidelines for our non-employee directors requiring each of them to hold, until retirement, but subject to diversification at age 60, that number of shares with a value of three (3) times the amount of the annual non-employee director retainer, or $250,000, whichever amount is higher. Any person who has been a non-employee director for less than five (5) years shall not be subject to these guidelines but it is the sense of the Board that any such non-employee director shall retain not less than 50% of the shares received by such non-employee director from any equity grant(s) made to such non-employee director by the Company. All of our non-employee directors are currently in compliance with these ownership guidelines.
Anti-Hedging Policy
The Company has a policy prohibiting directors and employees from engaging in any hedging activity with respect to the Company’s public equity securities (including any security convertible into any such security). Prohibited hedging activities include prepaid variable forward contracts, puts and calls, equity swaps, collars, short-sales and exchange funds or any other transaction that is designed to or has the effect of hedging or offsetting any decrease in the market value of a security.
Audit Committee
Our Audit Committee consists of Mr. Richard L. Crouch, as chair, Ms. Cynthia J. Comparin, Mr. Thomas G. Greig, and Mr. John S. Heller. Our Board has determined that each member of this committee is independent under NASDAQ’s listing standards for audit committee members and within the meaning of applicable SEC regulations.
Our Audit Committee’s duties include:

•	sole authority and direct responsibility over the selection (with stockholder ratification if the committee so elects) of our independent registered public accounting firm

•	evaluation, retention and replacement of our independent registered public accounting firm

•	responsibility for determining the compensation and other terms of engagement of such independent auditors
Our Audit Committee has such other duties and responsibilities as are set forth in its written charter adopted by our Board, a copy of which is posted in the “About Black Box – Investor Relations – Corporate Governance” section of our website at www.blackbox.com. These other duties and responsibilities include pre-approval of all audit services and permitted non-audit services, oversight of the independent auditors, review of financial statements and SEC filings, review of the lead audit partner, review of the auditors’ independence, discussions with the auditors regarding the planning and scope of the audit, discussions regarding our internal controls over financial reporting and the establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing and the confidentiality thereof. Our Audit Committee has delegated authority for pre-approval of audit services and permitted non-audit services to its chair, subject to subsequent ratification of such pre-approval at the next subsequent regular meeting of our Audit Committee.
All services performed by BDO during Fiscal 2017 that were required to be pre-approved under the SEC’s and NASDAQ’s rules and the Audit Committee’s charter were either pre-approved by our Audit Committee or pre-approved by our Audit Committee chair and later ratified by our Audit Committee.
Our Board has determined that all of the members of our Audit Committee, Ms. Comparin and Messrs. Crouch, Greig, and Heller, qualify as audit committee financial experts within the meaning of SEC regulations and that they have the requisite level of financial sophistication required under NASDAQ’s listing standards.

Our Audit Committee met ten (10) times in Fiscal 2017.
Compensation Committee
Our Compensation Committee consists of Mr. Thomas W. Golonski, as chair, Mr. Richard C. Elias and Mr. Joel T. Trammell. Our Board has determined that each member of this committee is independent under NASDAQ’s listing standards.
Our Compensation Committee’s duties include:

•	reviewing and recommending to our Board the total compensation of our executive officers

•	administering our stock option plans and our long-term incentive plan
Our Compensation Committee operates under a written charter adopted by our Board, a copy of which is posted in the “About Black Box – Investor Relations – Corporate Governance” section of our website at www.blackbox.com. For a description of our Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation, see the CD&A section of this proxy statement.
For Fiscal 2017, our Compensation Committee engaged Pay Governance, LLC (“Pay Governance”), as its independent consultant, to provide assistance with respect to our executive compensation programs. The Compensation Committee considered Pay Governance independent in connection with such engagement. Such services included: (i) assisting the Compensation Committee in the determination of an appropriate peer group and providing a competitive assessment of the total direct compensation (e.g., sum of base salary, annual bonus and long-term incentive opportunity) for our named executive officers and other key employees relative to that peer group as well as general survey data; (ii) providing an assessment of the appropriateness of incentive plan targets; (iii) advising our Compensation Committee regarding design changes to compensatory programs and the development of new programs based on the Company’s strategic goals, competitive assessment and regulatory changes; (iv) assisting our Compensation Committee in analyzing the effectiveness of the Company’s compensation programs and their alignment with our compensation philosophy; (v) a review of our management’s proposals on behalf of our Compensation Committee; (vi) an analysis of the Company’s share utilization for equity-based compensation in view of institutional investor guidelines; (vii) informing our Compensation Committee of emerging trends in executive compensation; (viii) providing a pay-for-performance analysis of our CEO’s total realizable compensation; and (ix) the other services described below in the CD&A section of this proxy statement, including assisting our Compensation Committee in conducting a risk assessment regarding our compensation practices and policies. The scope of services of any executive compensation consultant is approved by our Compensation Committee or its chair. As noted below, Pay Governance also was engaged by our N&G Committee during Fiscal 2017 to provide information regarding competitive director compensation data. During Fiscal 2017, Pay Governance performed no other services for the Company.
Our Compensation Committee met seven (7) times in Fiscal 2017.
Nominating & Governance Committee
Our N&G Committee consists of Mr. William H. Hernandez, as chair, Mr. John S. Heller and Mr. Joel T. Trammell. Our Board has determined that each member of this committee is independent under NASDAQ’s listing standards. The N&G Committee was formed on August 6, 2013 and combines the previously separate Nominating Committee and Governance Committee.
Our N&G Committee's duties include:

•	responsibility for reviewing, on an ongoing basis, the corporate governance practices and principles established and implemented by our Board and our management

•
monitoring trends and regulatory requirements in corporate governance and recommending to our Board any changes in our corporate governance practices and functions based upon such trends and regulatory requirements

•	performing an annual evaluation of the objectives and performance of the members of our Board in connection with its review of the compensation paid to Board members

•	overseeing our management’s continuity planning process and advising the Board regarding our management’s succession planning

•
identifying and evaluating potential candidates for any Board vacancies, including any individuals recommended by committee members, other Board members, our management or our current stockholders or identified by third-party executive search firms

•	recommending to our Board individuals to be nominated for election as directors by stockholders at our annual meeting

•	recommending to our Board, from time to time, individuals to be elected by it to fill Board vacancies
During Fiscal 2017, our N&G Committee engaged Pay Governance to provide information regarding competitive director compensation data, including identification of an appropriate peer group for comparison purposes, an analysis of director compensation levels and compensation vehicles and programs and market-competitive compensation data.

It is our N&G Committee’s policy to consider stockholder proposals for nominees for election as directors that are nominated in accordance with our Certificate of Incorporation and our By-laws, and other applicable laws, including the rules and regulations of the SEC and any stock market on which our stock is listed for trading or quotation. Generally, such recommendations made by a stockholder entitled to notice of, and to vote at, the meeting at which such proposed nominee is to be considered are required to be written and received by the Secretary of the Company within a prescribed time period prior to the annual or special meeting. See the “Additional Information - Stockholder Nominations and Proposals” section of this proxy statement for a description of the procedures to be followed in order to submit a recommendation for a nominee.
Our N&G Committee operates under a written charter adopted by our Board, a copy of which is posted in the “About Black Box – Investor Relations – Corporate Governance” section of our website at www.blackbox.com.
Our N&G Committee met five (5) times in Fiscal 2017.
COMPENSATION OF DIRECTORS
The following table sets forth the compensation of our non-employee directors in Fiscal 2017:
DIRECTOR COMPENSATION – FISCAL 2017

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Total ($)
Cynthia J. Comparin	35,000	—	35,000
Richard L. Crouch	85,000	99,997	184,997
Richard C. Elias	70,000	99,997	169,997
Thomas W. Golonski	85,000	99,997	184,997
Thomas G. Greig	145,000	99,997	244,997
John S. Heller	70,000	99,997	169,997
William H. Hernandez	85,000	99,997	184,997
Joel T. Trammell	70,000	99,997	169,997

(1)
For Fiscal 2017, each non-employee director received an annual fee of $70,000, paid quarterly, with the exception of Ms. Comparin whose fee was prorated based on her appointment to the Board during Fiscal 2017. Our non-executive Chairman of the Board also received an annual fee of $75,000, paid quarterly, and the chairperson of each of our Audit Committee, Compensation Committee and N&G Committee received an annual fee of $15,000, paid quarterly. These fees remain in effect as of the date of this proxy statement. In addition, the Company maintains directors’ and officers’ liability insurance and directors are reimbursed customary expenses for attending meetings of the Board, Board committees and stockholders.

(2)
Reflects the aggregate grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for the annual restricted stock unit awards granted to our non-employee directors on May 13, 2016, pursuant to which each non-employee director received 8,340 restricted stock units of the Company, 100% of which vested immediately on the date of grant. The assumptions underlying the valuation of these awards are set forth in Note 13 of the Notes to the Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for Fiscal 2017 (the “2017 Form 10-K”). Ms Comparin was not eligible for such grant since it preceded her appointment on the Board.

(3)	The following table sets forth the outstanding stock options (all of which are exercisable) and shares of Common Stock held by each non-employee director as of March 31, 2017:

Name	Outstanding Options (#)	Shares Owned (#)
Cynthia J. Comparin	—	—
Richard L. Crouch	6,000	37,500	(1)
Richard C. Elias	—	28,470
Thomas W. Golonski	6,000	36,000
Thomas G. Greig	6,000	70,501
John S. Heller	—	29,970
William H. Hernandez	—	32,500
Joel T. Trammell	—	19,970

(1)	Includes shares owned by Mr. Crouch's spouse.

POLICIES AND PROCEDURES RELATED TO THE APPROVAL
OF TRANSACTIONS WITH RELATED PERSONS
Our policies and procedures for review, approval or ratification of transactions with related persons are not contained in a single policy or procedure; instead, relevant aspects of such program are drawn from various corporate documents. Most importantly, our Audit Committee’s charter provides that our Audit Committee must review and, if appropriate, approve or ratify all transactions between us and any related persons.
Our Code of Business Conduct requires that all of our and our subsidiaries’ directors, officers and employees refrain from activities that might involve a conflict of interest, and openly and honestly handle any actual, apparent or potential conflict between that individual’s personal and business relationships and our interests. Before making any investment, accepting any position or benefit, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such person must make a full disclosure of all relevant facts and circumstances to, and obtain the prior written approval of, our Chief Financial Officer or our General Counsel. Our Chief Financial Officer and our General Counsel make reports to our Audit Committee, pursuant to the terms of its charter, regarding compliance with our Code of Business Conduct. Further, our Chief Financial Officer makes reports to our Audit Committee with respect to proposed related-party transactions for which that committee’s approval would be required.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The following discussion provides an overview of our executive compensation philosophy and programs as detailed further in this CD&A:

•
The objectives of our executive compensation program are to link pay with performance by rewarding the achievement of our short- and long-range goals, recognizing individual executive performance and contributions and promoting increased value creation for our stockholders.

•	In order to attract and retain talent, our executive compensation program is designed to target total compensation at the median level for similar positions within the technology industry.

•
For individual executives, compensation may vary depending on the executive’s experience, responsibility and expertise, such person’s contribution to our business strategy and the market’s demand for such skills and talent.

•
Our incentive plans are designed to focus on pay and performance alignment and to allow for above-median compensation for exceptional performance, as well as below-median compensation when performance falls below our expectations.

•
For Fiscal 2016, Fiscal 2017 and Fiscal 2018, the Compensation Committee recommended and the Board approved total cash compensation and long-term equity incentives for certain of our named executive officers, including our CEO, below the market median, resulting in total compensation below the market median.

•
The compensation program for our named executive officers consists of the following three (3) primary components: base salary, a cash-based annual incentive award with multiple performance metrics and equity-based long-term incentive awards consisting of stock options, restricted stock units and performance share awards.

•
Our Compensation Committee and other Board members attend and participate in strategic planning meetings presented by our named executive officers and other key business leaders prior to the Board’s review and approval of the Company’s operating plan for the fiscal year. This reviewed and approved operating plan then forms the basis for the determination of the appropriate performance measures for our annual and certain long-term incentive awards. The Board has deemed these financial objectives to be rigorous.

•
Our annual incentive program for Fiscal 2017 was based on three (3) measures of annual financial performance. Adjusted operating margin dollars and organic revenue growth (each weighted 25%) were continued as metrics from prior years. In order to focus on cash generation and efficient use of capital during the Company’s business transition, a new metric, a ratio of certain working capital components to revenues, was introduced in Fiscal 2017. This metric was weighted at 50%. Collectively, these metrics are viewed as critical to successful performance of the business consistent with our pay-for-performance philosophy. This award is 100% “at-risk.”

•
At the CEO’s request, the Fiscal 2017 annual incentive payouts to the named executive officers based on the performance of the working capital/revenue metric were reduced from 73% to 53% through the exercise of negative discretion in order to fund other company bonus programs and to satisfy a minimum profitability goal.

•
Our long-term incentive program is intended to drive the achievement of critical long-term business objectives and align our management’s interests with those of our stockholders. The mix of long-term awards serves a number of compensation objectives, with 50% of the target value of each named executive officer’s long-term incentive award granted in the form of performance shares, 30% of the value granted in the form of stock options and 20% of the value granted in the form of time-vested restricted stock units. Thus, 80% of our long-term incentive awards are “at-risk.”

•
All of our long-term equity awards are settled in stock and, as a result, link the named executive officer’s compensation to future stock price performance and, if earned, increase the named executive officer’s stock ownership. The named executive officers are subject to stock retention guidelines described herein with respect to these performance share awards and restricted stock units, thus requiring stock retention and aligning the interests of our named executive officers with those of our stockholders.

•
Our named executive officers generally are not provided any perquisites, although we do reimburse for certain relocation expenses. In Fiscal 2017, our Compensation Committee and Board deemed it in the best interests of the Company for our CEO to have access to a business club and reimbursement of the initiation fee is disclosed in the Summary Compensation Table.

•
In Fiscal 2017 and Fiscal 2018, our Compensation Committee and our Board approved certain actions that evidence our commitment to maintaining a compensation structure that pays for performance in alignment with our compensation philosophy, including the following:

•	No base salary merit increases were provided to our CEO in Fiscal 2018 or Fiscal 2017;

•	No base salary merit increases were provided to our other named executive officers in Fiscal 2018 and modest increases were made in Fiscal 2017; and

•	Target incentives for our named executive officers were unchanged in Fiscal 2018, 2017 and 2016 from their levels for the fiscal year ended March 31, 2015 (“Fiscal 2015”).

•	During Fiscal 2017, our management team continued its focus on its strategic initiatives for transforming the business. Certain financial achievements include:

•	Reducing net indebtedness by $22 million, or 22%, to the lowest point in over 12 years, positioning the Company to make the investments to grow the business;

•	Increasing working capital efficiency from 14.1% to 10.6% of revenues;

•	Increasing cash flow from operations by 7%; and

•	Decreasing net inventory by $17 million, or 41%.

•	In addition, $9 million was returned to our stockholders through dividends and stock repurchases.

•
Our Compensation Committee, with the assistance of our compensation consultant, again undertook a “realizable pay-for-performance” analysis of our current and former CEOs’ compensation which evidenced alignment of our CEO’s compensation with the Company’s performance as measured by actual compensation paid and performance relative to our peer group of companies. This analysis is described below.

Role of Our Compensation Committee
Our Compensation Committee evaluates and recommends to our Board our compensation philosophy and practices and is charged with administering our compensation program for our named executive officers. During Fiscal 2017, our named executive officers were E.C. Sykes, Anthony J. Massetti (former CFO), Timothy C. Huffmyer (former CFO) and Ronald Basso.
Objectives of Our Compensation Program
In line with our philosophy, our Compensation Committee has developed the following objectives for our compensation program:

•	attract, develop and retain high quality executives to manage and grow our business

•	link a significant portion of an executive’s pay to the performance of the organization through the use of at-risk performance-based compensation
Our compensation program rewards our named executive officers and other key employees for outstanding contributions to the achievement of our goals and overall success, particularly growth in stock price, annual profits and cash flow.
The Compensation Committee has identified a number of key performance metrics that it believes represent value creation for our stockholders. These metrics were incorporated into the incentive arrangements for our named executive officers for Fiscal 2017.

Performance Metric	Annual Incentive Cash Bonus	Equity-Based Long-Term Incentive
Adjusted operating margin	X
Organic revenue	X
Working capital/revenues ratio	X
Total Shareholder Return (“TSR”)		X
Adjusted EBITDA		X
See the Executive Summary above for a description of the changes in these metrics for Fiscal 2017.
Components of Our Executive Compensation Program
In connection with this evaluation, our Compensation Committee retained the services of an outside compensation consultant to assist with a review of peer and broad market executive compensation data and to help us determine how our executive compensation program, given our philosophy and culture, should be structured to achieve our objectives. The structure of our executive program, providing for a base salary, an annual cash incentive and a long-term incentive, provided the foundation for the executive compensation decisions made for Fiscal 2017 and Fiscal 2018 described below. The elements and objectives of our compensation program are presented in the following chart:

Compensation Element	Description	Form		Objective
Base salary	Fixed payment positioned below the median of competitive market data as adjusted for level of responsibility, experience and qualifications	▪	Cash	▪	Support talent retention and attraction
				▪	Provide a dependable source of income
Annual Incentive Plan (AIP)	Variable based on the achievement of annual financial objectives with the ability to utilize negative discretion to adjust payout	▪	Cash	▪	Link pay with Company performance
				▪	Drive the achievement of short-term business objectives
				▪	Incent the achievement of our annual operating plan
Long-Term Incentive Program Awards	Variable based on the achievement of longer-term financial goals and stockholder value creation	▪	50% - performance share awards payable in Common Stock; 30% - stock options granted at fair market value; 20% - time-vested restricted stock units payable in Common Stock	▪	Link pay with Company and stock price performance
				▪	Drive the achievement of longer-term business objectives and goals and focus on stock price appreciation
				▪	Align with stockholder interests
				▪	Build ownership in the Company through increased holdings of Common Stock
Overview of Annual Setting of Executive Compensation
Our Compensation Committee seeks the advice of an outside compensation consultant to assist it with collecting and reviewing information regarding the executive compensation programs of a selected group of peer companies (the list of which for Fiscal 2017 is provided below) and to provide it with more general survey data regarding executive compensation practices. The role of the outside compensation consultant in our executive compensation processes and procedures is described under the caption “Board of Directors and Board Committees - Compensation Committee” in this proxy statement. Our CEO also consults with our Compensation Committee regarding each element of our executive compensation program. At our Compensation Committee’s request, our CEO provides recommendations to our Compensation Committee related to appropriate financial performance metrics and goals which he believes will align our compensatory programs with our overall business strategy. Our Compensation Committee generally holds special meetings to prepare for its annual compensation recommendations to our Board. Our Compensation Committee is provided with and reviews survey data provided by our compensation consultant, our management’s recommendations, tally sheets of our named executive officers' historical compensation and other data and utilizes the committee members’ collective knowledge of industry and market pay practices of similarly-situated executives, along with our overall compensation philosophy, in determining its compensation recommendations for each executive officer. At certain of its meetings, the Compensation Committee holds executive sessions, which exclude our management and, subject to the Compensation Committee’s discretion, include its independent consultant. Our Compensation Committee then submits its recommendations to our Board for review and approval.
We do not have a policy of reducing awards based upon the amounts realized from prior compensation. Our Compensation Committee believes that the intended value of an award on its grant date reflects both the possible upside and the possible downside of any such award. Likewise, we do not have a policy of increasing awards based upon amounts not realized from prior compensation awards.

Relationship between Pay and Performance
One of the main objectives of our compensation philosophy is to align our named executive officers’ compensation with the performance of the Company (“pay-for-performance”). Our Compensation Committee recently reviewed the relationship between our CEO’s realizable compensation and the Company’s performance over the past one (1), three (3) and five (5) fiscal years ended March 31, 2017. The analysis, which was prepared by the Compensation Committee’s compensation consultant, compared our CEO's realizable compensation with the Company’s performance, relative to a peer group, in order to assess whether the Company’s performance and realizable compensation of our CEO are aligned. The peer group utilized for this analysis is the same peer group utilized for the Fiscal 2017 compensation decisions described below. Mr. Terry Blakemore was our CEO until March 31, 2013, Mr. Michael McAndrew then was our CEO until February 29, 2016 and Mr. Sykes has been our CEO since February 29, 2016.
Realizable compensation is defined as (i) base salary, (ii) actual bonus earned, (iii) aggregate current value of restricted stock grants made during the period, (iv) aggregate in-the-money value of stock option grants made during the period and (v) for performance plans, the actual payouts for awards beginning and ending during the three-year performance period and the estimated payout for unvested awards granted during the three-year performance period. Realizable compensation was calculated in the same manner for our CEO and the CEOs of our peer group companies. The realizable value of long-term equity-based awards was valued using each company’s closing stock price on March 31, 2017.
Financial and stockholder performance for the Company and the peer group were evaluated over the same periods as realizable compensation using the following four (4) performance measures: TSR; revenue growth; EBITDA growth; and operating margin. These measures were selected because they have been used in the Company’s short-term and/or long-term incentive plans and were considered by the Compensation Committee’s compensation consultant to be reasonable indicators of Company performance. The Company’s percentile ranking for each performance measure relative to the peer group was averaged to form a composite performance ranking.
Over the prior one-year period, our CEO’s realizable annual incentive compensation ranked at the 32nd percentile of the peer group, for the three (3) fiscal years ended March 31, 2017, our CEOs’ (Mr. Sykes and his predecessors) realizable compensation was ranked at the 10th percentile of the peer group and, for the five-year period, our CEOs' (Mr. Sykes and his predecessors) realizable compensation ranked at the 4th percentile of the peer group. During the one, three and five-year periods ended March 31, 2017, the Company’s composite performance, based on the metrics noted above, ranked in the 15th, 11th and 10th percentiles, respectively, of the peer group. Based on this information, the Compensation Committee believes that our CEOs’ realizable compensation was strongly aligned with our performance over those periods relative to our peer group.
The Compensation Committee observed that the relatively low positioning of realizable compensation is attributable to the following factors:

•	In aggregate, the annual incentive plan has paid out below target over the past one (1), three (3) and five (5) years, respectively, indicating the presence of rigorous goals;

•	All stock options granted in the five (5) years ended March 31, 2017 are underwater; and

•
Completed TSR-based and Adjusted EBITDA-based performance share awards over the five (5) years ended March 31, 2017 have resulted in no payout and outstanding performance share awards are performing below threshold.

In addition, the Compensation Committee’s compensation consultant compared our CEOs' realizable compensation with the Company’s TSR performance, relative to a peer group, and noted strong alignment.

Based on its analysis and these observations, the Compensation Committee is satisfied with the alignment of our CEO’s realizable compensation with the performance of the Company. The chart below provides an illustration of this realizable pay-for-performance analysis.

Pay-for-Performance Alignment
Board/Shareholder Concerns:
Below Median Performance
Above Median Compensation
Executive Concerns:
Above Median Performance
Below Median Compensation
Relative Realizable Compensation Percentile
(Three-Year Aggregate Realizable Compensation)
Three-Year (FY15 - FY17) Composite Performance Percentile
0%
25%
50%
75%
100%
Peer 1
Peer 2
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12
Peer 13
Peer 14
Peer 15
Peer 16
Peer 17
Peer 18
BBOX

Summary of Fiscal 2017 Executive Compensation Decisions
In making Fiscal 2017 compensation decisions relating to our named executive officers, our Compensation Committee considered our general executive compensation philosophy of paying below-market base salaries and modestly above-market incentive compensation, subject to experience in the position. For its Fiscal 2017 compensation decisions, our Compensation Committee reviewed peer group data developed by our compensation consultant at the request of our Compensation Committee. The peer group utilized for Fiscal 2017 compensation decisions was the same as the Fiscal 2016 Peer Group except for the following changes: Emulex Corporation had been acquired and was no longer available to use as a peer; Infinera Corporation, Datalink Corporation and ShoreTel, Inc. were added to better align the peer group’s revenue size with the Company’s; and Mitel Networks Corporation and Polycom, Inc. were removed due to their pending merger. The compensation consultant advised the Compensation Committee that the Fiscal 2017 Peer Group, as revised, provided a relevant peer group for Fiscal 2017 decisions (the “Fiscal 2017 Peer Group”). Our compensation consultant provided a comprehensive, current assessment of the Fiscal 2017 Peer Group as well as survey data relating to these positions to develop overall compensatory arrangements for our executives. Our Compensation Committee also reviewed our management’s recommendations related to appropriate financial performance metrics and goals which our management believes will align our compensatory programs with our overall business strategy. Our Compensation Committee considered summary information of the total compensation paid to our named executive officers during the prior three (3) fiscal years. Our Compensation Committee discussed with our CEO proposals relating to the compensation of our named executive officers (other than the CEO). After discussions with our CEO and the outside compensation consultant, our Compensation Committee recommended to our Board for approval the Fiscal 2017 total direct compensation of the named executive officers, other than for our CEO, described below and, in the case of our CEO, after review of Fiscal 2017 Peer Group and survey data with the compensation consultant in the absence of our CEO, our Compensation Committee recommended to our Board for approval the Fiscal 2017 total direct compensation of our CEO described below. Our Compensation Committee believes that the incentive compensation of the named executive officers (annual cash bonus and long-term incentive compensation) described below, combined with Fiscal 2017 base salaries, provides a compensation opportunity for each executive above median as compared to similarly-situated executives as reflected in the data provided by the compensation consultant, consistent with our executive compensation philosophy.
Results of Stockholder Votes on Named Executive Officer Compensation
At our 2015 and 2016 Annual Meetings of Stockholders, we held advisory votes to approve the compensation of our named executive officers in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. At those meetings, our stockholders approved the compensation of our named executive officers, with over 98% and 96% of votes cast in favor of approving the compensation paid to our named executive officers in 2015 and 2016, respectively. As we evaluated our compensation policies and practices for Fiscal 2017 and Fiscal 2018, we were mindful of the strong support our stockholders expressed for our pay-for-performance philosophy, which is designed to link the compensation paid to our named executive officers to the Company’s financial performance and stockholder value. Accordingly, the Compensation Committee decided to retain our general approach to executive compensation, with an emphasis on performance-based incentive compensation components that reward our executives only when they deliver value to the Company and our stockholders.
Use of Market Compensation Data
In order to make informed decisions regarding compensation matters for our named executive officers, the Compensation Committee’s compensation consultant provides market compensation data for each executive position using peer group data as disclosed in each company’s proxy statement and, in some instances, survey data.
A peer group of companies was first developed in Fiscal 2009, after discussions among our Compensation Committee, the compensation consultant and our management, for use, along with survey data, to assess whether each of the named executive officers’ total compensation (base salary, annual bonus and long-term incentive compensation) was competitive relative to similarly-situated executives. The peer group is analyzed each year in order to maintain an appropriate peer group based on size and industry. Changes made in the Fiscal 2017 Peer Group, shown below, and the reasons therefore, are discussed above.

Fiscal 2017 Peer Group

Acxiom Corporation	Dycom Industries, Inc.
ADTRAN, Inc.	Finisar Corporation
Aviat Networks, Inc.	Gartner, Inc.
Belden Inc.	Infinera Corporation
CIBER, Inc.	MAXIMUS, Inc.
Ciena Corporation	NETGEAR, Inc.
Cincinnati Bell Inc.	Plantronics, Inc.
Comtech Telecommunications Corp.	Qlogic Corporation
Datalink Corporation	ShoreTel, Inc.
These companies were selected based on the following criteria presented by our compensation consultant and agreed upon by our Compensation Committee:

•	similarity in industry (competitors for business and/or talent);

•	size in terms of revenues (approximately one-half to twice our revenues);

•	number of employees;

•	structure of the business defined in terms of asset turnover (revenue/assets) and profit margin; and

•	financial performance in relation to the Company’s financial performance in terms of market capitalization, TSR, return on capital and profitability.
In selecting peer companies, the Compensation Committee takes a collective view of the selection criteria, and reviews companies suggested by our management team, companies that consider us to be their peer, peers of our peers and peer groups utilized by others in their analysis of us, and does not rely on any single metric. The Compensation Committee believes that the peer companies represent companies of similar size and complexity to us.
In some instances, the outside compensation consultant also presented our Compensation Committee with broad survey data which was supplemented with data from the Fiscal 2017 Peer Group for the CEO, the Chief Financial Officer and the Executive Vice President position for market target annual and long-term incentives, which was based on executive-position match, as another means by which our Compensation Committee could assess and judge the compensation paid to our named executive officers. When utilized, the survey data is further size adjusted using regression equations based on the revenue responsibility of the executive position.

Base Salaries. In May 2016, a review was conducted of our named executive officers’ base salaries in light of their performance and the survey and peer group data presented by our compensation consultant and our compensation philosophy to pay below-market base salaries. Following such review, it was determined that the base salaries of Messrs. Basso and Huffmyer should be increased 5% and 2%, respectively. At such levels, the base salaries of our named executive officers continued to align with our then compensation philosophy of paying base salaries below the market median. Based on the survey data presented by our compensation consultant, these adjusted base salaries are positioned relative to the market median as follows: Mr. Sykes - 13% below market; Mr. Huffmyer - 20% below market; and Mr. Basso - 7% below market.
Fiscal 2017 Annual Cash Bonus Program.    At the recommendation of our Compensation Committee, in May 2016, our Board approved the annual cash incentive bonus plan for Fiscal 2017 (the “FY17 Annual Incentive Plan”). The performance metrics for the FY17 Annual Incentive Plan were organic revenue growth and adjusted operating margin (each weighted 25%) and a ratio of certain working capital components to revenue (weighted 50%). Adjusted operating margin percentage was removed as repetitive and to simplify the plan. The working capital/revenue metric was new for Fiscal 2017 as generating cash and increasing working capital efficiency were deemed important to the Company’s transformation efforts to improve operating performance and to position the Company for future growth. The main objective of the FY17 Annual Incentive Plan was to motivate our named executive officers to achieve the Company’s overall operating plan and to position the Company for future growth through cash generation, working capital efficiency and improved operating performance. Our FY17 Annual Incentive Plan was developed after our Board reviewed and approved the Company’s operating plan for Fiscal 2017. The performance goals for the FY17 Annual Incentive Plan and the actual Company achievement of such performance goals were as follows and are converted at a constant currency rate to eliminate the impact of foreign currency:

			FY17 Annual Incentive Plan Performance Goals
	Weighting	Actual FY17 Annual Incentive Plan Performance	Actual FY17 Performance as a Percent of Target Goal	Threshold (50% Payout)	Target	Maximum (200% Payout)
Revenue (organic) ($ in millions)	25%	$885.6	96%	$902.1	$925.2	$939.1
Adjusted operating margin ($ in millions)	25%	$26.6	77%	$33.0	$33.8	$34.3
Working capital/revenues	50%	15.4%	111%	17.7%	17.1%	16.0%
For the FY17 Annual Incentive Plan, “adjusted operating margin” was operating income excluding the impact of currency changes plus Reconciling Items (as defined below); “revenue” was total revenues excluding the impact of currency changes and the impact of acquisitions or dispositions; and “working capital/revenues” is a ratio of certain working capital accounts which exclude the impact of currency changes and any material balance sheet write-offs during the year to revenues which also exclude the impact of currency changes. These performance goals were weighted as shown above. “Reconciling Items” were: amortization of intangible assets on acquisitions; asset write-up depreciation expense on acquisitions; the impact of expenses, settlements, judgments and fines associated with material legal matters ($500,000 or greater per matter); the effect of changes in tax laws or accounting principles affecting reported results; and restructuring expense, inventory adjustments or accounts receivable write-offs in excess of $1 million in any fiscal year.
The Compensation Committee considered other performance metrics as potential performance measures for the FY17 Annual Incentive Plan but concluded that the foregoing metrics were appropriate and consistent with our compensation objectives. The Compensation Committee retained negative discretion to decrease any payout that would otherwise be made under the FY17 Annual Incentive Plan.
Pursuant to the FY17 Annual Incentive Plan design, the achievement of the performance goals at the threshold level would have resulted in a payout of 50% of targeted annual bonus, the achievement of the performance goals at the target level would have resulted in a payout of 100% of targeted annual bonus and the achievement of the performance goals at the maximum level would have resulted in a payout of 200% of targeted annual bonus. The targeted annual bonus award levels under the FY17 Annual Incentive Plan for our named executive officers were as follows: Mr. Sykes - 100% of base salary, or $650,000; Mr. Massetti - 80% of base salary, or $300,000 (prorated based on his starting date); Mr. Huffmyer - 70% of base salary, or $235,620; and Mr. Basso - 80% of base salary, or $294,000. The foregoing amounts reflect the cash bonus that the executive would have received if each performance goal was achieved at the target level. The FY17 Annual Incentive Plan design was intended to comply with IRC Section 162(m) thereby preserving the deductibility of compensation and enhancing our governance structure by using objective pre-established performance goals and stockholder approved performance metrics.
As shown above, in Fiscal 2017, our organic revenue growth and adjusted operating margin performance was below threshold, resulting in no payout from these metrics. Our working capital/revenues performance exceeded the maximum level, resulting in a weighted average payout under the FY17 Annual Incentive Plan of 73%. However, at the CEO’s request, the FY17 Annual

Incentive Plan payouts to the named executive officers was reduced from 73% to 53% through the exercise of negative discretion in order to fund other company bonus programs and to satisfy a minimum profitability goal.
Revenue of $885.6 million was computed as Fiscal 2017 revenue of $855.7 million plus $29.9 million of foreign currency. Adjusted operating margin of $26.6 million was computed as operating loss of $1.3 million plus $1.3 million of foreign currency plus Reconciling Items of $26.6 million. Working capital/revenues of 15.4% was computed as trailing 4-quarter weighted-average net assets of $131.8 million (consisting of Accounts receivable, net, Inventories, net, Costs/estimated earnings in excess of billings on uncompleted contracts, Accounts payable, Deferred revenue and Billings in excess of costs/estimated earnings on uncompleted contracts, adjusted for $9.1 million of Inventory write-off, plus $4.7 million of foreign currency) divided by $885.6 million of revenue (see above for components of this metric).
Fiscal 2017 Long-Term Incentive Program. In connection with its Fiscal 2017 compensation decisions, the Compensation Committee, with the assistance of our compensation consultant, reviewed the equity-based long-term incentive awards utilized in the Fiscal 2016 Long-Term Incentive Program ("FY16 LTIP") in order to determine whether they remained appropriate to achieve our objectives consistent with our compensation philosophy. These objectives for the long-term incentive program included facilitating the achievement of long-range goals, promoting value creation for our stockholders and providing certain long-term incentive that is independent of the Company’s stock price. After consideration and input from our management and our compensation consultant, our Compensation Committee recommended, and our Board approved, the Fiscal 2017 Long-Term Incentive Program ("FY17 LTIP") in a form substantially similar to the FY16 LTIP. Accordingly, the FY17 LTIP is comprised of a restricted stock unit grant payable in shares of Common Stock representing 20% of the award, a stock option grant representing 30% of the award and performance share awards representing, at the target level payout at the time of grant, 50% of the award and payable in shares of Common Stock.
The restricted stock units and stock options granted pursuant to the FY17 LTIP will vest in equal increments over three (3) years. The payout on 50% of the dollar value of the performance share awards will be based on the Company’s performance relative to a cumulative adjusted EBITDA goal (the “FY17 EBITDA Goal”) and the payout on the remaining 50% of the dollar value of the performance share awards will be based on the Company’s TSR relative to the Fiscal 2017 Peer Group’s TSR, in each case for the three (3) fiscal years ending March 31, 2019. With respect to the performance share awards based on the FY17 EBITDA Goal,

•	the achievement of a threshold amount of the FY17 EBITDA Goal will result in a payout of 50% of such performance share awards;

•	the achievement of 100% of the FY17 EBITDA Goal will result in a payout of 100% of such performance share awards; and

•	the achievement of a maximum amount of the FY17 EBITDA Goal will result in a payout of 200% of such performance share awards.
With respect to the performance share awards based on relative TSR,

•	the ranking of the Company’s TSR in the 35th percentile of the peer group’s TSR will result in a payout of 50% of such performance share awards;

•	the ranking of the Company’s TSR in the 55th percentile of the peer group’s TSR will result in a payout of 100% of such performance share awards;

•	the ranking of the Company’s TSR in the 75th percentile of the peer group’s TSR will result in a payout of 150% of such performance share awards; and

•	the ranking of the Company’s TSR in the 100th percentile of the peer group’s TSR will result in a payout of 200% of such performance share awards.
If the Company’s TSR over the performance period is negative, the award is capped at 100% regardless of the Company’s performance relative to the peer group.
Subject to Board review and approval, the Compensation Committee approved the following targeted amounts and awards under the FY17 LTIP to the Company's executive officers: Mr. Sykes - a restricted stock unit award for 33,390 shares of the Common Stock, a stock option grant for 160,550 shares of the Common Stock and performance share awards for 83,520 shares of the Common Stock with an aggregate grant date value of approximately $2,002,000; Mr. Huffmyer - a restricted stock unit award for 8,420 shares of the Common Stock, a stock option grant for 40,490 shares of the Common Stock and performance share awards for 21,070 shares of the Common Stock with an aggregate grant date value of approximately $504,900; and Mr. Basso - a restricted stock unit award for 12,260 shares of the Common Stock, a stock option grant for 58,940 shares of the Common Stock and performance share awards for 30,670 shares of the Common Stock with an aggregate grant date value of approximately $735,000. Certain key, non-executive officer employees are also participating in the FY17 LTIP generally on the same relative basis as the executive officers.

At the time of grant, the FY17 EBITDA Goal for the performance share awards was likely to be achieved at the threshold level, was unlikely to be achieved at 100% of target and was highly unlikely to be achieved at the maximum level. At this point, it is highly unlikely that the FY17 EBITDA Goal for the performance share awards will be achieved at the threshold level.
Based on the survey data discussed above, the FY17 LTIP opportunity for Mr. Sykes was positioned 11% below the market median.
Fiscal 2015 Long-Term Incentive Program Results
The Fiscal 2015 Long-Term Incentive Program (the “FY15 LTIP”) followed the same design format as the FY17 LTIP described above. Accordingly, the FY15 LTIP comprised of a restricted stock unit grant payable in shares of Common Stock representing 20% of the award, a stock option grant representing 30% of the award and performance share awards representing, at the target level payout at the time of grant, 50% of the award and payable in shares of Common Stock, with the performance criteria for the performance share awards under the FY15 LTIP being Adjusted EBITDA for 50% of the performance share awards and TSR relative to the Fiscal 2015 Peer Group for the other 50% of such awards, and with a three-year performance period ended March 31, 2017 (the “FY15 LTIP Performance Period”).
In May 2017, the Compensation Committee reviewed the Company’s performance with respect to these metrics. The Company achieved Adjusted EBITDA of $113.6 million (Net loss of $162.8 million plus Reconciling Items applicable to that program of $276.4 million) for the FY15 LTIP Performance Period against a target of $266.5 million, resulting in no payout of performance share awards based on this metric. With respect to the performance share awards based on relative TSR, the Company achieved in the 7th percentile of the Fiscal 2015 Peer Group, below the threshold of the 35th percentile, and, thus, no payout was made on these awards. This result demonstrates the alignment of the Company’s compensation programs with its pay-for-performance philosophy.
Compensation Decisions with respect to New CFO
Mr. David J. Russo was elected to serve as the Senior Vice President, Chief Financial Officer and Treasurer effective April 24, 2017. As previously disclosed, the Board, based on a recommendation from the Compensation Committee, approved for Mr. Russo an annual base salary of $370,000 and a restricted stock unit award, vesting over a three-year period, for 19,510 shares of the Common Stock. The Board also approved an agreement with Mr. Russo described in the section of this proxy statement entitled “Potential Payments Upon Termination or Change-In-Control."
Description of Compensation Practices and Policies for Fiscal 2018
In connection with our Fiscal 2018 compensation decisions, our Compensation Committee again engaged our outside compensation consultant to undertake a comprehensive market assessment to provide our Compensation Committee with context and market insights for making compensation decisions. This review included a discussion of current market trends in executive compensation.
Similar to the decision-making process for prior years, in making Fiscal 2018 compensation decisions relating to our named executive officers, our Compensation Committee considered our executive compensation philosophy and our business strategy. In connection with its comprehensive review, our compensation consultant reviewed our prior compensation decisions and advised our Compensation Committee that our executive compensation decisions were aligned with this compensation philosophy.
For its Fiscal 2018 compensation decisions, our Compensation Committee reviewed peer group data developed by our compensation consultant at the request of our Compensation Committee. The peer group utilized for Fiscal 2018 compensation decisions was the same as the Fiscal 2017 Peer Group except for the following changes: QLogic Corporation and Datalink Corporation had been acquired and were no longer available to use as a peer; CIBER, Inc.’s stock price was below $1.00 and Ciena Corporation, Dycom Industries, Inc. and Gartner, Inc. were removed due to a revenue size mismatch. Mitel Networks Corporation, which had been removed in Fiscal 2017 due to a pending merger, was added back to the peer group. The compensation consultant advised the Compensation Committee that the Fiscal 2018 Peer Group, as revised, provided a relevant peer group for Fiscal 2018 decisions (the “Fiscal 2018 Peer Group”).

Our compensation consultant also presented and our Compensation Committee reviewed broad survey data as supplemented with data from the Fiscal 2018 Peer Group for the CEO, the Chief Financial Officer and the Executive Vice President for market target annual and long-term incentives. Our compensation consultant presented this data to the Compensation Committee in relation to the positions held by our named executive officers to develop overall compensatory arrangements for these executives. Our Compensation Committee also reviewed our management’s recommendations related to appropriate financial performance metrics and goals for the Company which they believe will align our compensatory programs with our overall business strategy. Our Compensation Committee considered summary information of the total compensation paid to our named executive officers during the prior three (3) fiscal years and summary data of each named executive officer’s stock awards and stock options position. Our Compensation Committee discussed with our CEO proposals relating to the compensation of our named executive officers (other than the CEO). After discussions with our CEO and the outside compensation consultant, our Compensation Committee recommended to our Board for approval the Fiscal 2018 total direct compensation described below for the named executive officers (other than our CEO). In the case of our CEO, after review of peer group and survey data with the compensation consultant in the absence of our CEO, our Compensation Committee recommended to our Board for approval the Fiscal 2018 total direct compensation described below for our CEO. Our Compensation Committee believes that the incentive compensation of the named executive officers (annual cash bonus and long-term incentive compensation) described below, combined with Fiscal 2018 base salaries, provides a compensation opportunity for each executive consistent with our executive compensation philosophy.
Base Salaries.  A review was conducted of our named executive officers’ base salaries in light of their performance and the survey and peer group data presented by our compensation consultant and our compensation philosophy to pay market salaries. However, following such review, based on the Company’s stock price performance, it was determined that the base salaries of our named executive officers should not be increased. The base salaries of our named executive officers, based on the survey data presented by our compensation consultant, are positioned relative to the market median as follows: Mr. Sykes - 6% below market; Mr. Russo - 11% below market; and Mr. Basso - 6% below market.
Fiscal 2018 Annual Cash Bonus Program.  At the recommendation of our Compensation Committee, in May 2017, our Board approved an annual cash incentive bonus plan for Fiscal 2018 (the “FY18 Annual Incentive Plan”) which is similar to the FY17 Annual Incentive Plan, with increased weighting on the revenue metric and equal weighting on the adjusted operating margin and working capital/revenue metric. The main objectives of the FY18 Annual Incentive Plan are to motivate our named executive officers to achieve the Company’s overall operating plan, including continued better use of working capital.
Payouts range from 50% to 200% of targeted annual bonus depending upon the level of performance. The Compensation Committee retained negative discretion to decrease the amount of any award earned under the FY18 Annual Incentive Plan.
The Compensation Committee granted, and the Board approved, targeted annual bonus awards under the FY18 Annual Incentive Plan to the Company's executive officers as follows: Mr. Sykes - 100% of base salary, or $650,000; Mr. Russo - 60% of base salary, or $222,000; and Mr. Basso - 80% of base salary, or $294,000. Certain key, non-executive officer employees are also participating in the FY18 Annual Incentive Plan generally on the same terms as the executive officers but with other metrics tied to performance of their respective business unit, as applicable.
Fiscal 2018 Total Cash Compensation.  Total cash compensation is comprised of base salary and annual cash bonus opportunity. Based on the survey data discussed above, the target total cash compensation for the named executive officers is positioned relative to the market median as follows: Mr. Sykes - 11% below market; Mr. Russo - 18% below market; and Mr. Basso - 3% above market.
Fiscal 2018 Long-Term Incentive Program.  In connection with its Fiscal 2018 compensation decisions, the Compensation Committee considered the elements used under the FY17 LTIP described above and concluded that such elements provided appropriate long-term incentives. After consideration and input from our management and our compensation consultant, our Compensation Committee recommended, and our Board approved, the Long-Term Incentive Program for Fiscal 2018 (the “FY18 LTIP”) in a form substantially similar to the FY17 LTIP. Accordingly, the FY18 LTIP is comprised of a restricted stock unit grant payable in shares of Common Stock representing 20% of the award, a stock option grant representing 30% of the award and performance share awards representing, at the target level payout at the time of grant, 50% of the award and payable in shares of Common Stock.
The Compensation Committee recommends, and the Board approves LTIP awards based on a dollar value, and also approves a methodology for determining the number of shares under each award based on such dollar value. The same methodology was applied with respect to the FY17 LTIP awards.
The Compensation Committee and the Board approved the following targeted amounts and awards under the FY18 LTIP to the Company's named executive officers: Mr. Sykes - a restricted stock unit award for 49,430 shares of the Common Stock, a stock option grant for 238,830 shares of the Common Stock and performance share awards for 121,160 shares of the Common Stock with an aggregate grant date value of approximately $2,002,000; Mr. Russo - a restricted stock unit award for 13,700 shares of the Common Stock, a stock option grant for 66,210 shares of the Common Stock and performance share awards for 33,590 shares of the Common Stock with an aggregate grant date value of approximately $555,000; and Mr. Basso - a restricted stock unit award for 18,150 shares of the Common Stock, a stock option grant for 87,680 shares of the Common Stock and performance share awards for 44,490 shares of the Common Stock with an aggregate grant date value of approximately $735,000. Certain key, non-executive officer employees are also participating in the FY18 LTIP generally on the same relative basis as the executive officers.
At the time of grant, the cumulative adjusted EBITDA goal for the performance share awards based on such performance metric was likely to be achieved at threshold, was challenging but achievable at 100% of target and was unlikely to be achieved at 120% of target.
Based on the survey data discussed above, the FY18 LTIP opportunity for the named executive officers is positioned relative to the market median as follows: Mr. Sykes - 11% below market; Mr. Russo - 22% below market; and Mr. Basso - 53% above market.
Fiscal 2018 Total Compensation.    Based on the survey data discussed above, the total Fiscal 2018 compensation opportunity for the named executive officers is positioned relative to the market median as follows: Mr. Sykes - 11% below market; Mr. Russo - 20% below market; and Mr. Basso - 24% above market.
Executive Stock Ownership Guidelines
In connection with the Fiscal 2016 compensation decisions, at the recommendation of management and the Compensation Committee, the Board amended the stock ownership guidelines applicable to our named executive officers to provide clarity regarding the amount of stock required to be held to meet the guidelines relative to base salary.
Our stock ownership guidelines utilize a retention approach. As revised, under these guidelines, our named executive officers are required to hold 100% of the net, after-tax shares of Common Stock issued to them pursuant to awards until such named executive officer's shares have a value of 1.5 times (3.0 times for the CEO) his or her base salary. For newly named executive officers, in order to facilitate executive recruitment, such retention guidelines are 60% for the first two (2) years, 80% for the next two (2) years and 100% thereafter. All of our named executive officers are in compliance with these ownership guidelines.
No Retirement Benefits
We do not have a Company-funded post-retirement medical benefits program or a defined benefit pension program for our key employees.
Anti-Hedging Policy
The Company has a policy prohibiting employees (and directors) from engaging in any hedging activity with respect to the Company’s public equity securities (including any security convertible into any such security). Prohibited hedging activities include prepaid variable forward contracts, puts and calls, equity swaps, collars, short-sales and exchange funds or any other transaction that is designed to or has the effect of hedging or offsetting any decrease in the market value of a security.
Clawback Policy
The independent directors of the Board may direct the Company to seek to recover all or a portion of any bonus or incentive compensation realized (whether from cash or equity awards), or cancel any equity awards granted, to an executive officer or former executive officer if the Company's financial results are restated due to or substantially due to intentional fraud or misconduct by any such person. The bonus or incentive compensation to be recouped is to be based on the financial results that were restated and the person in question must have engaged in the intentional misconduct or fraud. This remedy is not exclusive and, therefore, the independent directors also may pursue any and all other remedies available including termination of such person.
No Perquisites
The Company generally does not provide perquisites to its executives. At the request of the Board in order to assist in Mr. Sykes’ acclamation to the Pittsburgh business community, Mr. Sykes joined a business club and was reimbursed the initiation fee as reflected in the Summary Compensation Table. Mr. Sykes will be responsible for ongoing club dues.
Change-in-Control and Employment Termination Arrangements
We entered into agreements with Mr. Sykes in February 2016, Mr. Russo in April 2017 and Mr. Basso in January 2013, when each joined the Company.
The agreements with Messrs. Sykes, Russo and Basso generally provide for certain benefits to these named executive officers in the event that their respective employment is terminated within two (2) years of a change-in-control either by (i) us for a reason other than cause, death, disability or retirement or (ii) the named executive officer’s resignation for good reason.
Our Compensation Committee and our Board approved these agreements and change-in-control and employment termination provisions in our compensation arrangements to reduce the distraction regarding the impact of such a transaction on the personal situation of a named executive officer and to provide incentives to them to remain with us through the consummation of a change-in-control transaction, if any. The level of severance provided, should the executive be terminated prior to or within two (2) years following a change-in-control, aligns with the level commonly provided in the market.
For a more detailed description of the change-in-control arrangements with our named executive officers, see the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement.
Other Matters
Section 409A of the Code generally provides that amounts deferred under nonqualified deferred compensation arrangements will be subject to accelerated income recognition, interest and substantial penalties unless the arrangement satisfies certain design and operational requirements. We have modified our compensatory arrangements as necessary so that compensation payable under the arrangements is not subject to taxation under Section 409A. These amendments were not intended to increase the benefits payable under our plans and arrangements.
Section 162(m) provides that a publicly-traded corporation may not deduct from its federal income taxes compensation in excess of $1 million for amounts paid to each of its chief executive officer or to any of the three (3) highest compensated officers other than the chief executive officer unless such excess compensation is “performance-based.” Among other requirements, for compensation to be “performance-based” for purposes of Section 162(m), the performance goals must be pre-established and objective. The awards made pursuant to our annual and long-term incentive plans were issued pursuant to the Incentive Plan, and, other than the restricted stock units, are intended to be “performance-based” for purposes of Section 162(m). Our Compensation Committee or Board also may provide incentive compensation that is not “performance-based” for purposes of Section 162(m) and, therefore, not deductible for federal income tax purposes to the extent that non-deductible compensation is in excess of the $1 million limitation.
Compensation Committee Report
Our Compensation Committee reviewed and discussed with our management the Compensation Discussion and Analysis set forth in this proxy statement. Based on the foregoing review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.
The information contained in this report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

Compensation Committee:

Thomas W. Golonski, Chairman
Richard C. Elias
Joel T. Trammell

RISK ASSESSMENT
During the fiscal year ended March 31, 2011 ("Fiscal 2011"), the Compensation Committee reviewed our compensation policies and practices in order to assess whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company. In order to assist in such review, the Compensation Committee engaged our compensation consultant. Our compensation consultant reviewed our pay philosophy, program design, program governance and administration and mitigating factors that offset risk. Our compensation consultant concluded that:

•	our compensation philosophy, while emphasizing below market fixed salaries and above-market variable compensation components, does not promote an inappropriate level of risk;

•	our incentive design is appropriate and serves to reward appropriate risk taking;

•	governance and plan administration is appropriate;

•	mitigating factors, including a stock retention policy and Compensation Committee discretion, are present;

•	certain pay practices that may promote risk are not present;

•	none of the elements reviewed indicate a critical issue or appear to promote material risk; and

•	appropriate levels of approval, review and governance exist to mitigate the risk of inappropriate actions.
Based on such review, in Fiscal 2011, our Compensation Committee recommended to the Board, and our Board concluded, that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In Fiscal 2018, our Compensation Committee confirmed with our compensation consultant that, at the present time, and based on the limited changes made to our program over the past three (3) years, there is no basis for a contrary conclusion and that the Board's adoption of anti-hedging and clawback policies have enhanced the Company's risk management regarding executive compensation. Management also reported to our Compensation Committee and Board regarding our compensation programs generally in connection with such assessment. In Fiscal 2018, management undertook this review and advised the Compensation Committee that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE – FISCAL 2017, FISCAL 2016 AND FISCAL 2015
The following table sets forth cash compensation paid by us, as well as other compensation paid or accrued during Fiscal 2017, Fiscal 2016 and Fiscal 2015 to (i) E.C. Sykes, (ii) Anthony J. Massetti, who became Senior Vice President, Chief Financial Officer and Treasurer on November 17, 2016, (iii) Timothy C. Huffmyer, who served as Vice President, Chief Financial Officer and Treasurer from October 2, 2012 to November 17, 2016 and (iv) Ronald Basso (each, a “named executive officer”). Such compensation was paid for services rendered in all capacities to us and our subsidiaries:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation (3) ($)	Total ($)
E.C. Sykes, President and Chief Executive Officer (principal executive officer)	2017	650,000	—	1,401,333	600,601	343,200		88,077	3,083,211
	2016	37,500	—	530,000	—	—		5	567,505
Anthony J. Massetti, Former Senior Vice President, Chief Financial Officer and Treasurer (former principal financial officer and principal accounting officer)	2017	100,962	—	99,941	—	59,454		1,934	262,291
Timothy C. Huffmyer, Former Vice President, Chief Financial Officer and Treasurer (former principal financial officer and principal accounting officer)	2017	336,600	—	353,480	151,469	374,407	(4)	341,834	1,557,790
	2016	330,000	—	315,075	135,001	80,850		5,032	865,958
	2015	325,835	—	314,995	135,027	73,920		4,520	854,297
Ronald Basso, Executive Vice President, General Counsel and Secretary	2017	367,500	—	514,577	220,489	155,232		6,923	1,264,721
	2016	350,000	—	524,995	224,975	98,000		6,218	1,204,188
	2015	350,000	—	524,839	224,981	89,600		6,218	1,195,638

(1)
Reflects the aggregate grant date fair value with respect to awards of restricted stock units and performance shares for each named executive officer computed in accordance with FASB ASC Topic 718. The assumptions underlying the valuation of these awards is set forth in Note 13 of the Notes to the Consolidated Financial Statements set forth in the 2017 Form 10-K. The amount presented for Fiscal 2017 assumes the payout at target of performance share awards granted to Messrs. Sykes, Massetti, Huffmyer and Basso. If these performance share awards were to be paid out at the maximum amount, the value of all stock awards for Fiscal 2017 for Messrs. Sykes, Massetti, Huffmyer and Basso would be $2,402,320, $99,941, $606,004 and $882,157, respectively.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FASB ASC Topic 718. For Fiscal 2017, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 6.8 years; volatility of 41.7%; a risk-free interest rate of 1.6%; and a dividend yield of 3.1%. For Fiscal 2016, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 7.5 years; volatility of 43.9%; a risk-free interest rate of 2.0%; and a dividend yield of 1.8%. For Fiscal 2015, the weighted-average assumptions underlying the valuation of the stock options under the Black-Scholes option pricing model are as follows: expected life of 7.7 years; volatility of 45.1%; a risk-free interest rate of 2.3%; and a dividend yield of 1.3%.

(3)
For Mr. Sykes, represents the Company’s reimbursement of $70,655 for relocation expenses, $10,000 for a business club initiation fee, amounts paid by us under a 401(k) plan and payments for life insurance premiums. For Mr. Huffmyer, represents $336,600 in severance paid pursuant to a retention agreement entered into with the Company in November 2016, amounts paid by us under a 401(k) plan and payments for life insurance premiums. For Messrs. Massetti and Basso, represents amounts paid by us under a 401(k) plan and payments for life insurance premiums.

(4)	Includes a $250,000 incentive bonus paid to Mr. Huffmyer pursuant to the previously-disclosed retention agreement entered into with the Company in November 2016.

GRANTS OF PLAN-BASED AWARDS – FISCAL 2017 (1)
The following table sets forth each grant of awards made to our named executive officers in Fiscal 2017 under plans established by us:

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
E.C. Sykes	5/13/2016		—	—	—	—	—	—	—	160,550	11.99	600,601
	5/13/2016	(2)	325,000	650,000	1,300,000	—	—	—	—	—	—	—
	5/13/2016	(3)	—	—	—	20,870	41,740	83,480	—	—	—	500,463
	5/13/2016	(4)	—	—	—	20,890	41,780	83,560	—	—	—	500,524
	5/13/2016	(5)	—	—	—	—	—	—	33,390	—	—	400,346
Anthony J. Massetti	11/17/2016	(2)(5)	56,302	112,603	225,206	—	—	—	6,730	—	—	99,941
Timothy C. Huffmyer	5/13/2016		—	—	—	—	—	—	—	40,490	11.99	151,469
	5/13/2016	(2)	117,810	235,620	471,240	—	—	—	—	—	—	—
	5/13/2016	(3)	—	—	—	5,265	10,530	21,060	—	—	—	126,255
	5/13/2016	(4)	—	—	—	5,270	10,540	21,080	—	—	—	126,269
	5/13/2016	(5)	—	—	—	—	—	—	8,420	—	—	100,956
Ronald Basso	5/13/2016		—	—	—	—	—	—	—	58,940	11.99	220,489
	5/13/2016	(2)	147,000	294,000	588,000	—	—	—	—	—	—	—
	5/13/2016	(3)	—	—	—	7,665	15,330	30,660	—	—	—	183,807
	5/13/2016	(4)	—	—	—	7,670	15,340	30,680	—	—	—	183,773
	5/13/2016	(5)	—	—	—	—	—	—	12,260	—	—	146,997

(1)	See the CD&A section of this proxy statement for a more detailed discussion of the terms of the compensation awards granted to our named executive officers.

(2)
The dollar amounts listed in this row represent the potential future payouts under the FY17 Annual Incentive Plan which were recommended by our Compensation Committee and approved by our Board on May 13, 2016 (effective November 17, 2016 for Mr. Massetti which reflects his prorated amount for Fiscal 2017). For a description of the FY17 Annual Incentive Plan, see the CD&A section of this proxy statement. The actual amounts to be paid out under this plan to Messrs. Sykes, Massetti, Huffmyer and Basso were $343,200, $59,454, 124,407 and $155,232, respectively.

(3)
The amounts listed in this row represent the threshold, target and maximum payouts that may be made to Messrs. Sykes, Huffmyer and Basso pursuant to the performance share awards granted under the FY17 LTIP for the three (3) fiscal years ending March 31, 2019, based on achievement of the FY17 EBITDA Goal. These awards were recommended by our Compensation Committee and approved by our Board on May 13, 2016. For a description of the FY17 LTIP, see the CD&A section of this proxy statement.

(4)
The amounts listed in this row represent the threshold, target and maximum payouts that may be made to Messrs. Sykes, Huffmyer and Basso pursuant to the performance share awards granted under the FY17 LTIP for the three (3) fiscal years ending March 31, 2019, based on achievement of TSR. These awards were recommended by our Compensation Committee and approved by our Board on May 13, 2016. For a description of the FY17 LTIP, see the CD&A section of this proxy statement.

(5)
The equity amounts listed in this row represent the number of time-based restricted stock units granted in Fiscal 2017. These awards were recommended by our Compensation Committee and approved by our Board on May 13, 2016 (effective November 17, 2016 for Mr. Massetti). These awards vest ratably in three (3) annual installments beginning one year after the grant date. Unvested awards granted to Messrs. Massetti and Huffmyer were cancelled as of their last dates of employment of April 24, 2017 and June 16, 2017, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – FISCAL 2017
The following table sets forth all unexercised stock options and stock awards which have been awarded by us to our named executive officers and are outstanding as of March 31, 2017:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (4) (#)	Market Value of Shares or Units of Stock that Have Not Vested (5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (6) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5) ($)
E.C. Sykes	—	—		—	—	—	—	83,520	747,504
	—	—		—	—	60,057	537,510
	—	160,550	(3)	11.99	5/13/2026
Anthony J. Massetti	—	—		—	—	6,730	60,234	—	—
Timothy C. Huffmyer	—	—		—	—	—	—	42,380	379,301
	—	—		—	—	12,871	115,195	—	—
	3,334	—		28.93	5/28/2018	—	—	—	—
	13,420	—		26.19	5/14/2023
	9,386	4,694	(1)	21.79	5/15/2024	—	—	—	—
	5,776	11,554	(2)	19.51	5/15/2025	—	—	—	—
	—	40,490	(3)	11.99	5/13/2026	—	—	—	—
Ronald Basso	—	—		—	—	—	—	66,170	592,222
	—	—		—	—	19,681	176,145	—	—
	22,370	—		26.19	5/14/2023	—	—	—	—
	15,640	7,820	(1)	21.79	5/15/2024	—	—	—	—
	9,626	19,254	(2)	19.51	5/15/2025	—	—	—	—
	—	58,940	(3)	11.99	5/13/2026	—	—	—	—

(1)	These options vested on May 15, 2017.

(2)	These options vested/vest in two (2) equal annual installments on May 15, 2017 and May 15, 2018.

(3)	These options vested/vest in three (3) equal annual installments on May 13, 2017, May 13, 2018 and May 13, 2019.

(4)	This column is comprised of unvested restricted stock unit awards as of March 31, 2017.
For Mr. Sykes, this number includes: (i) 13,333 restricted stock units that will vest on February 28, 2018 and 13,334 restricted stock units that will vest on February 28, 2019 (from an award granted on February 29, 2016); (ii) 11,130 restricted stock units that vested on May 13, 2017, 11,130 restricted stock units that will vest on May 13, 2018, and 11,130 restricted stock units that will vest on May 13, 2019 (from an award granted on May 13, 2016).
For Mr. Massetti, this number includes: 2,243 restricted stock units that would have vested on November 17, 2017, 2,243 restricted stock units that would have vested on November 17, 2018, and 2,244 restricted stock units that would have vested on November 17, 2019 (from an award granted on November 17, 2016). Unvested awards granted to Mr. Massetti were cancelled as of his last date of employment of April 24, 2017.
For Mr. Huffmyer, this number includes: (i) 1,377 restricted stock units that vested on May 15, 2017 (from an award granted on May 15, 2014); (ii) 1,537 restricted stock units that vested on May 15, 2017 and 1,537 restricted stock units that would have vested on May 15, 2018 (from an award granted on May 15, 2015); and (iii) 2,806 restricted stock units that vested on May 13, 2017, 2,807 restricted stock units that would have vested on May 13, 2018 and 2,807 restricted stock units that would have vested on May 13, 2019 (from an award granted on May 13, 2016). Unvested awards granted to Mr. Huffmyer were cancelled as of his last date of employment of June 16, 2017.
For Mr. Basso, this number includes: (i) 2,294 restricted stock units that vested on May 15, 2017 (from an award granted on May 15, 2014); (ii) 2,563 restricted stock units that vested on May 15, 2017 and 2,564 restricted stock units that will vest on May 15, 2018 (from an award granted on May 15, 2015); and (iii) 4,086 restricted stock units that vested on

May 13, 2017, 4,087 restricted stock units that will vest on May 13, 2018 and 4,087 restricted stock units that will vest on May 13, 2019 (from an award granted on May 13, 2016).

(5)	These values are based on a market price of $8.95 per share, the closing market price per share of the Common Stock on NASDAQ on March 31, 2017.

(6)
This column shows the number of unvested performance shares (for which the performance conditions had not been satisfied) as of March 31, 2017 based on achieving performance goals at the target levels. Performance share awards with respect to the following number of shares (measured at target) were forfeited on May 15, 2017: Mr. Huffmyer – 9,800 shares; Mr. Basso – 16,330 shares. See “Fiscal 2015 Long-Term Incentive Program Results” in the CD&A section of this proxy statement. Performance share awards with respect to the following number of shares (measured at target) are scheduled to vest on May 15, 2018, assuming the achievement of the pre-approved performance objectives: Mr. Basso – 19,170 shares. Performance share awards with respect to the following number of shares (measured at target) are scheduled to vest on May 13, 2019, assuming the achievement of the pre-approved performance objectives: Mr. Sykes – 83,520 shares; and Mr. Basso – 30,670 shares. Unvested awards granted to Messrs. Massetti and Huffmyer were cancelled as of their last dates of employment of April 24, 2017 and June 16, 2017, respectively.

OPTION EXERCISES AND STOCK VESTED – FISCAL 2017
This table shows the value (before applicable federal, state and/or local income taxes) realized by our named executive officers from stock options that were exercised and from stock awards that vested during Fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
E.C. Sykes	—	—	13,333	123,330
Anthony J. Massetti	—	—	—	—
Timothy C. Huffmyer	—	—	4,060	48,679
Ronald Basso	—	—	6,766	81,124

(1)
These values are based on the closing market price per share of the Common Stock on the date of vesting of the particular stock award ($11.99 for the restricted stock unit awards that vested on May 14, 2016, $11.99 for the restricted stock unit awards that vested on May 15, 2016, and $9.25 for the restricted stock unit awards that vested on February 28, 2017).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
We do not have employment agreements with our named executive officers. We entered into an agreement with Mr. Sykes in February 2016 when he joined the Company as our President and CEO. We entered into an agreement with Mr. Huffmyer in October 2012 when he became our Vice President, CFO and Treasurer, with Mr. Basso in January 2013 when he joined the Company as EVP, General Counsel and Secretary, with Mr. Massetti in November 2016 when he joined the Company as our Senior Vice President, CFO and Treasurer, and with Mr. Russo in April 2017 when he joined the Company as our Senior Vice President, CFO and Treasurer, which agreements provide for certain benefits to the named executive officers in the event of a qualifying termination of their employment as described below. The original term of each of the agreements is five (5) years with an automatic renewal on a one-year basis thereafter absent notice of nonrenewal six (6) months prior to the renewal date; provided, however, that if a Change-in-Control (as defined below) occurs during the initial or any renewal period, the agreement will survive until the second anniversary of the date of the Change-in-Control.
As previously disclosed, in connection with Mr. Massetti’s appointment as CFO, and in order to provide for a smooth transition, we entered into an agreement with Mr. Huffmyer in November 2016 providing his continued employment through May 2017 (subsequently extended into June 2017) the material terms of which are described below.
Each of the above-mentioned agreements contains provisions prohibiting the respective named executive officer from competing with us during his employment with us and for certain periods of time thereafter. Specifically, without our prior written consent, the named executive officers may not directly or indirectly engage in, assist or have an active interest in (whether as proprietor, partner, investor, stockholder, officer, director or any type of principal whatsoever), or enter the employ of or act as agent for, or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise which is or is about to become directly or indirectly engaged in any business that is competitive with any of our businesses in which the named executive officer is or was engaged.
Our named executive officers are also bound, during the term of their agreement and at all times thereafter, by restrictive covenants with respect to confidential information, as more fully described in their respective agreements. They are not permitted, unless authorized in writing by us, to disclose or cause to be disclosed such confidential information or to authorize or permit such disclosure of the confidential information to any unauthorized third party, or to use the confidential information (i) for their own benefit or advantage, (ii) for the benefit or advantage of any third party or (iii) in any manner which is intended to injure or cause loss, whether directly or indirectly, to us. At any time upon our request, and immediately upon termination, the named executive officers must surrender all written or otherwise tangible documentation representing such confidential information to us.
A description of the other material terms of these agreements and estimates of the payments and benefits which each named executive officer would receive upon a qualifying termination are set forth below. The estimates have been calculated assuming a termination date of March 31, 2017, and are based upon the closing price of our Common Stock on NASDAQ ($8.95) on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, such as the timing during the year of any triggering event and our stock price, the actual amounts to be paid or distributed may be different.
Termination Payments and Benefits Outside of a Change-in-Control

E.C. Sykes:
Under the terms of his agreement, if Mr. Sykes’ employment with the Company is terminated (i) due to his death or Disability (as defined below), (ii) by Mr. Sykes other than for Good Reason for Termination (as defined below) or (iii) by us due to Cause for Termination or in accordance with Retirement (each as defined below), then, except as otherwise set forth below, we have no payment obligations to him other than as provided by our various policies, procedures and practices generally applicable to all employees.
If, however, Mr. Sykes’ employment with the Company is involuntarily terminated during the term of his agreement and prior to a Change-in-Control (i) by us (other than due to his death or Disability, by us due to Cause for Termination, or in accordance with Retirement), or (ii) by Mr. Sykes for Good Reason for Termination other than at a time when we could have terminated him due to Cause for Termination (as defined below), then Mr. Sykes is entitled to receive a payment equal to his annual base salary at the rate in effect on the termination date for the period equal to the greater of (x) the period from the termination date to February 28, 2019, or (y) twelve (12) months from the termination date, plus medical insurance and other similar benefits for eighteen (18) months following the termination date. Such payment is to be made to Mr. Sykes in the form of a lump sum, subject to all applicable withholdings, within sixty (60) days following the termination date; provided, however, that in order for Mr. Sykes to terminate his employment for Good Reason for Termination, (i) he must deliver a notice of termination to us within ninety (90) days of the event constituting Good Reason for Termination, (ii) the event must remain uncorrected for thirty (30) days following the date on which Mr. Sykes gives us notice of his intent to terminate (the “Notice Period”) and (iii) the termination date must occur within sixty (60) days after the expiration of the Notice Period.
Named Executive Officers other than Mr. Sykes:
The agreements with our named executive officers other than Mr. Sykes do not provide for any benefits outside of a change-in-control context. If their respective employment is terminated due to death or Disability or by them or by us at any time prior to a Change-in-Control or in accordance with Retirement, then we have no payment obligations to them other than as provided by our various policies, procedures and practices generally applicable to all employees.
Certain Definitions:
The following definitions are contained in the agreements with Messrs. Sykes, Massetti, Huffmyer, Basso and Russo:
Cause for Termination: named executive officer’s deliberate and intentional failure to devote his best efforts to the performance of duties, gross misconduct materially and demonstrably injurious to us, conviction of criminal fraud, embezzlement against us or a felony involving moral turpitude, continuing failure after notice to adhere to the nondisclosure and noncompete portions of the agreements (described above) or willful failure to follow instructions of our Board. For purposes of this definition, no act, or failure to act, on the named executive officer’s part shall be considered “deliberate and intentional” or to constitute gross misconduct unless done, or omitted to be done, by the named executive officer not in good faith and without reasonable belief that the named executive officer’s action or omission was in the best interests of the Company.
Change-in-Control: a change-in-control of the Company is deemed to occur if:

i.	it is reportable as such by SEC rules;

ii.	twenty percent (20%) or more of the combined voting power of our then-outstanding capital stock is acquired, coupled with or followed by a change in a majority of the members of our Board; or

iii.
we sell all or substantially all of our assets or merge, consolidate or reorganize with another company and (x) upon conclusion of the transaction less than fifty-one percent (51%) of the outstanding securities entitled to vote in the election of directors of the acquiring company or resulting company are owned by the persons who were our stockholders prior to the transaction, and following the transaction there is a change in a majority of the members of our Board or (y) following the transaction, a person or group would be the owner of twenty percent (20%) or more of the combined voting power of the acquiring company or resulting company, and there is a change in a majority of the members of our Board.

Disability: incapacity due to physical or mental illness or injury which causes a named executive officer to be unable to perform his duties to us during ninety (90) consecutive days or one hundred twenty (120) days during any six (6) month period.
Good Reason for Termination: a material negative change in the named executive officer's service relationship with us and any Affiliate of ours, taken as a whole, without his consent, on account of one or more of the following conditions: (i) a material diminution in his base compensation; (ii) a material diminution in his authority, duties or responsibilities; or (iii) a change in the geographic location at which the named executive officer must report to and perform the majority of his services of more than fifty (50) miles. For these agreements, “Affiliate” means, with respect to any person or legal entity, any other person or legal entity controlling, controlled by or under common control with such person or legal entity.
Retirement: termination of the named executive officer’s employment after age sixty-five (65) or in accordance with any mandatory retirement arrangement with respect to an earlier age agreed to by such named executive officer.

Treatment of Outstanding Equity Awards Under Our Incentive Plan and Various Award Agreements:
Our Incentive Plan and various award agreements provide for the treatment of outstanding equity awards in the event of a termination outside a Change-in-Control, as follows:
Death and Disability – If an employee’s employment with the Company is terminated by reason of death or disability (as described in Section 22(e)(3) of the Code), any restricted stock unit awards previously granted to such employee under the Incentive Plan (which have not otherwise been forfeited) will vest and all restrictions will lapse as of the date of such employee’s death or disability. An employee would also be entitled to receive a prorated portion of the shares of Common Stock, if any, to which he would otherwise have been entitled pursuant to any performance share awards granted to such employee under the Incentive Plan, determined after completion of the applicable performance period for such award and based on the achievement of the applicable performance conditions, and then prorated based on the ratio of the number of complete months that he was employed during such award’s performance period to the total number of months in the performance period. A termination due to death or disability would not result in the acceleration of any stock options held by the employee under the terms of our Incentive Plan and applicable award agreements. In the event of an employee’s termination due to disability, any outstanding options held by such employee would remain exercisable (but only to the same extent such employee was entitled to exercise the option on the date of termination) for three (3) years from the date of his or her termination (but in no event after such option’s expiration date). If the employee were to die while employed by the Company or during the three (3) year period following a termination due to disability or retirement, any options held by such employee would remain exercisable (but only to the same extent such employee was entitled to exercise the option on the date of his or her death) for three (3) years from the date of his death by his legal representative or such other person who the acquired the option by bequest or inheritance or by reason of his death (but in no event after such option’s expiration date).
Retirement – If an employee’s employment with the Company is terminated by reason of retirement (as defined above), the employee would be entitled to receive a prorated portion of the shares of Common Stock, if any, to which he would otherwise have been entitled pursuant to any performance share awards granted to such employee under the Incentive Plan, determined after completion of the applicable performance period for such award and based on the achievement of the applicable performance conditions, and then prorated based on the ratio of the number of complete months that he was employed during such award’s performance period to the total number of months in the performance period. Any unvested restricted stock units held by such employee would become null and void and be forfeited to the Company at the time of termination. Similarly, a termination due to retirement would not result in the acceleration of any stock options held by the employee under the terms of our Incentive Plan and applicable award agreements. In the event of an employee’s termination due to retirement, any outstanding options held by such employee would remain exercisable (but only to the same extent such employee was entitled to exercise the option on the date of termination) for three (3) years from the date of his or her retirement (but in no event after such option’s expiration date). None of our named executive officers are currently retirement eligible.
Voluntary or Involuntary Termination – If an employee’s termination is the result of his or her voluntary termination or involuntary termination (with or without cause), any unvested restricted stock units and any unvested performance shares will become automatically null and void and be forfeited to the Company. In the event an employee is dismissed other than “for cause” (as defined below), any outstanding options held by such employee will remain exercisable (but only to the same extent such employee was entitled to exercise the option on the date of termination) for three (3) months after the date of termination. In the event an employee voluntarily terminates his or her employment with the Company, any outstanding options held by such employee will terminate immediately. In the event an employee is terminated “for cause” (as defined below) any outstanding awards held by such employee will terminate immediately.
Under our Incentive Plan, “for cause” means (i) with respect to an employee who is party to a written agreement with, or, alternatively, participates in a compensation or benefit plan of the Company, which agreement or plan contains a definition of “for cause” or “cause” (or words of like import) for purposes of termination of employment thereunder by the Company, “for cause” or “cause” as defined in the most recent of such agreements or plans or (ii) in all other cases, (a) the willful commission by an employee or director of a criminal or other act that causes substantial economic damage to the Company or substantial injury to the business reputation of the Company; (b) the commission by an employee of an act of fraud in the performance of such employee’s duties on behalf of the Company or (c) the continuing willful failure of an employee to perform the duties of such employee to the Company (other than such failure resulting from the employee’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the employee by the Board or the Compensation Committee. For purposes of the Incentive Plan, no act or failure to act on the employee’s part shall be considered “willful” unless done or omitted to be done by the employee not in good faith and without reasonable belief that the employee’s action or omission was in the best interests of the Company.
Termination Payments and Benefits After a Change-in-Control

The agreements with Messrs. Sykes, Massetti, Huffmyer, Basso and Russo provide for payments and other benefits if such named executive officer is terminated within two (2) years following a Change-in-Control either by (i) us other than for Cause for Termination, death, Disability or Retirement or (ii) the individual’s resignation for Good Reason for Termination.
In addition to any accrued but unpaid benefits, the agreements entitle each named executive officer to an amount of cash equal to the sum of:

•
two (2) times (three (3) times in the case of Mr. Sykes) the sum of his then current annual base salary in the year of termination (or, if greater, (x) in the case of termination for Good Reason for Termination, the named executive officer’s salary preceding the date giving rise to his Good Reason for Termination or (y) the named executive officer’s salary for the year in effect on the date of the Change-in-Control)

•
two (2) times (three (3) times in the case of Mr. Sykes) the greatest of (x) one third (1/3) of the aggregate cash bonuses or awards received by the named executive officer as incentive compensation or bonus during the three (3) calendar years immediately preceding the date of termination, (y) in the case of termination for Good Reason for Termination, one third (1/3) of the aggregate cash bonuses or awards received by the named executive officer as incentive compensation or bonus during the three (3) calendar years preceding the date giving rise to the named executive officer’s Good Reason for Termination or (z) one third (1/3) of the aggregate cash bonuses or awards received by the named executive officer as incentive compensation or bonus during the three (3) calendar years preceding the date of the Change-in-Control

•
an amount equal to the total cash award or bonus that would have been received by the named executive officer under any long-term incentive plan, assuming that, in addition to any goals met prior to the termination date, all goals that were to be measured after such date were achieved and the named executive officer remained employed, less any portion of the cash award or bonus for that award period previously paid to the named executive officer

•
medical insurance and other similar benefits for the period of eighteen (18) months following the termination date, as if such named executive officer remained in our continuous employ during such period

•	unvested options will vest and remain outstanding in accordance with their respective terms
Such payments are to be made to the named executive officer on or before the sixtieth (60th) day following the termination date.
In addition, the restricted stock unit awards granted under the Incentive Plan vest immediately prior to a change-in-control (as defined in the Incentive Plan). Similarly, our Incentive Plan and performance share award agreements provide that, if a change-in-control (as defined in the Incentive Plan) occurs prior to the conclusion of the applicable performance period, then the employee is entitled to one share of Common Stock for each performance share, and if the change-in-control occurs following the conclusion of the applicable performance period but before the settlement of the performance share award, then the employee is entitled to receive the number of shares of Common Stock determined based upon achievement of the applicable performance goals.
Retention Agreement
As previously disclosed, in November 2016, in connection with Mr. Huffmyer’s new role as Vice President - Finance, he entered into a retention agreement with the Company. Mr. Huffmyer’s employment with the Company ended on June 16, 2017. The retention and severance amounts paid to Mr. Huffmyer pursuant to this agreement are set forth in the Summary Compensation Table.
Estimated Termination and Change-in-Control Payments
The following tables set forth the potential payments, in addition to accrued benefits, that each of our named executive officers would have been entitled to receive assuming that his employment was terminated on March 31, 2017. The payments shown reflect the maximum amount that would have been paid. These agreements contain a provision which could have the effect of reducing such payments based on the effect of excise taxes applicable to such payments under the Code.
E.C. Sykes:

Type of Termination	Salary ($)	Bonus ($)	LTIP Payment ($)	Medical and Other Similar Benefit Continuation ($)		Acceleration of Unvested Stock Options(1) ($)	Acceleration of Unvested Stock Awards ($)		Total ($)
Qualifying termination prior to a Change-in-Control (pursuant to his agreement)	1,245,833	—	—	25,829	(2)	—	—		1,271,662
Qualifying termination following a Change-in-Control (pursuant to his agreement)	1,950,000	—	—	25,829	(2)	—	1,285,014	(3)	3,260,843
Death/Disability	—	—	—	—		—	745,150	(4)	745,150

(1)
Each of the 1992 Stock Option Plan (the “Employee Plan”) and the Incentive Plan provides that, regardless of employment termination, in the event of a “change-in-control,” all then-outstanding options will vest immediately and become exercisable. For purposes of the Employee Plan and the Incentive Plan, a “change-in-control” of the Company occurs if (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing (a) fifty percent (50%) or more of the combined voting power of our then-outstanding securities or (b) twenty-five percent (25%) or more but less than fifty percent (50%) of the combined voting power of our then-outstanding securities if such transaction(s) giving rise to such beneficial ownership are not approved by our Board; or (ii) at any time a majority of the members of our Board have been elected or designated by any such person; or (iii) our Board approves a sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

The exercise price for all outstanding unvested options at March 31, 2017 that would vest upon a change-in-control is higher than the closing price of the Common Stock on NASDAQ on March 31, 2017 of $8.95.

(2)	Represents the value of continued health, dental and vision benefits for an eighteen (18) month period based on COBRA (Consolidated Omnibus Budget Reconciliation Act) rates as of March 31, 2017.

(3)
This number represents 60,057 shares of Common Stock to be received upon vesting of all outstanding restricted stock units, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $537,510). It also includes 83,520 shares of Common Stock to be received upon vesting of all outstanding performance share awards, assuming a payout at the target performance level, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $747,504).

(4)
This number represents 60,057 shares of Common Stock to be received upon vesting of all outstanding restricted stock units, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $537,510). It also includes 23,200 shares of Common Stock to be received upon the pro rata vesting of outstanding performance share awards (as described above), assuming a pro rata payout of these shares at the target performance level, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $207,640).

Anthony J. Massetti, Timothy C. Huffmyer and Ronald Basso:

Name and Type of Termination	Salary ($)	Bonus ($)	LTIP Payment ($)	Medical and Other Similar Benefit Continuation ($)		Acceleration of Unvested Stock Options(1) ($)	Acceleration of Unvested Stock Awards ($)		Total ($)
Anthony J. Massetti
Qualifying termination following a Change-in-Control (pursuant to his agreement)	750,000	—	—	12,419	(2)	—	60,234	(3)	822,653
Death/Disability	—	—	—	—		—	60,234	(3)	60,234
Timothy C. Huffmyer
Qualifying termination following a Change-in-Control (pursuant to his agreement)	673,200	—	—	29,577	(2)	—	494,496	(4)	1,197,273
Death/Disability	—	—	—	—		—	313,366	(5)	313,366
Ronald Basso
Qualifying termination following a Change-in-Control (pursuant to his agreement)	735,000	—	—	19,246	(2)	—	768,367	(6)	1,522,613
Death/Disability	—	—	—	—		—	495,275	(7)	495,275

(1)
Each of the Employee Plan and the Incentive Plan provides that, regardless of employment termination, in the event of a “change-in-control,” all then-outstanding options will vest immediately and become exercisable. For purposes of the Employee Plan and the Incentive Plan, a “change-in-control” of the Company occurs if (i) any person becomes the beneficial owner, directly or indirectly, of our securities representing (a) fifty percent (50%) or more of the combined voting power of our then-outstanding securities or (b) twenty-five percent (25%) or more but less than fifty percent (50%) of the combined voting power of our then-outstanding securities if such transaction(s) giving rise to such beneficial ownership are not approved by our Board; or (ii) at any time a majority of the members of our Board have been elected or designated by any such person; or (iii) our Board approves a sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in clause (i) or (ii) above.

The exercise price for all outstanding unvested options at March 31, 2017 that would vest upon a change-in-control is higher than the closing price of the Common Stock on NASDAQ on March 31, 2017 of $8.95.

(2)	Represents the value of continued health, dental and vision benefits for an eighteen (18) month period based on COBRA rates as of March 31, 2017.

(3)
This number includes 6,730 shares of Common Stock to be received upon vesting of all outstanding restricted stock units, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $60,234).

(4)
This number includes 12,871 shares of Common Stock to be received upon vesting of all outstanding restricted stock units, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $115,195). It also includes 42,380 shares of Common Stock to be received upon vesting of all outstanding performance share awards, assuming a payout at the target performance level, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $379,301).

(5)
This number represents 12,871 shares of Common Stock to be received upon vesting of all outstanding restricted stock units, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $115,195    ). It also includes 22,142 shares of Common Stock to be received upon the pro rata vesting of outstanding performance share awards (as described above), assuming a pro rata payout of these shares at the target performance level, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $198,171).

(6)
This number includes 19,681 shares of Common Stock to be received upon vesting of all outstanding restricted stock units, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $176,145). It also includes 66,170 shares of Common Stock to be received upon vesting of all outstanding performance share awards, assuming a payout at the target performance level, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $592,222).

(7)
This number represents 19,681 shares of Common Stock to be received upon vesting of all outstanding restricted stock units, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $176,145). It also includes 35,657 shares of Common Stock to be received upon the pro rata vesting of outstanding performance share awards (as described above), assuming a pro rata payout of these shares at the target performance level, at a value of $8.95 per share, the closing price of the Common Stock on NASDAQ on March 31, 2017 (for an aggregate value of $319,130).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following is the report of our Audit Committee with respect to the audited financial statements for Fiscal 2017 included in the 2017 Form 10-K. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.
Review with Management
Our Audit Committee has reviewed and discussed the Company’s audited financial statements with our management.
Review and Discussions with Independent Registered Public Accounting Firm
Our Audit Committee has discussed with BDO, the Company’s independent registered public accounting firm for Fiscal 2017, the matters required to be discussed by applicable standards, which includes, among other items, matters related to the conduct of the audit of the financial statements.
Our Audit Committee has also received written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board (which relates to the accountant’s independence from the Company and its related entities) and has discussed with BDO its independence from the Company.
Conclusion
Based on the review and discussions referred to above, our Audit Committee recommended to our Board that the Company’s audited financial statements be included in the 2017 Form 10-K.

Audit Committee:

Richard L. Crouch, Chairman
Cynthia J. Comparin
Thomas G. Greig
John S. Heller

EQUITY PLAN COMPENSATION INFORMATION
The following table sets forth information about our equity compensation plans as of March 31, 2017:

	(a)	(b)	(c)
Plans	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
Equity compensation plans approved by security holders	1,738,954	21.84	1,596,483
Equity compensation plans not approved by security holders	—	—	—
Total	1,738,954	21.84	1,596,483

(1)
Includes both vested and unvested options. Also includes outstanding restricted stock units and performance share awards at the target level of performance. See the CD&A section of this proxy statement for a discussion of our restricted stock units and performance share awards. Of the 1,738,954 awards outstanding as of March 31, 2017, 658,633 are Full-Value Awards. "Full-Value Awards" are any awards which may result in the issuance of Common Stock other than a stock option or stock appreciation right.

(2)	Does not take into account the outstanding restricted stock units and performance share awards.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth information publicly available, as of March 31, 2017, regarding the beneficial ownership of our Common Stock by all stockholders known by us to be beneficial owners of more than five percent (5%) of our outstanding Common Stock:

Name and Address of Beneficial Owner	Number of Shares	Percent of Shares(6)
BlackRock, Inc.(1) 55 East 52nd Street, New York, NY 10055	2,147,623	14.4%
FMR LLC (2) 245 Summer Street, Boston, MA 02210	1,797,000	12.0%
Dimensional Fund Advisors LP (3) Building One, 6300 Bee Cave Road, Austin, TX 78746	1,133,959	7.6%
JP Morgan Chase & Co.(4) 270 Park Avenue, New York, NY 10017	834,402	5.6%
The Vanguard Group (5) 100 Vanguard Boulevard, Philadelphia, PA 19355	764,137	5.1%

(1)
BlackRock, Inc. filed a Schedule 13G/A (Amendment No. 8) with the SEC on January 12, 2017, in which it reported aggregate beneficial ownership of 2,147,623 shares as of December 31, 2016, of which it had sole voting power as to 2,112,357 shares and sole dispositive power with respect to all of the shares.

(2)
FMR LLC, Abigail P. Johnson and the Fidelity Low-Priced Stock Fund filed a Schedule 13G/A (Amendment No. 19) with the SEC on February 14, 2017, in which they reported aggregate beneficial ownership of 1,797,000 shares as of December 31, 2016. Each reporting person has sole power to dispose of all of the shares owned by such reporting person. According to such filing, neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees.

(3)
Dimensional Fund Advisors LP (“Dimensional”) filed a Schedule 13G/A (Amendment No. 9) with the SEC on February 9, 2017, in which it reported aggregate beneficial ownership of 1,133,959 shares as of December 31, 2016. Dimensional is a registered investment adviser that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). According to the Schedule 13G/A, of the shares beneficially owned by Dimensional as of December 31, 2016, it had sole voting power with respect to 1,089,754 of the shares and sole dispositive power with respect to all of the shares, by virtue of its role as investment adviser to the Dimensional Funds. However, Dimensional expressly disclaimed beneficial ownership of such securities.

(4)
JP Morgan Chase & Co. filed a Schedule 13G with the SEC on January 27, 2017, in which it reported aggregate beneficial ownership of 834,402 shares as of December 31, 2016, of which it had sole voting power as to 754,247 shares and sole dispositive power with respect to all of the shares.

(5)
The Vanguard Group filed a Schedule 13G with the SEC on February 10, 2017, in which it reported aggregate beneficial ownership of 764,137 shares as of December 31, 2016, of which it had sole voting power as to 17,552 shares, sole dispositive power with respect to 746,585 shares and shared dispositive power with respect to 17,552 shares.

(6)	Based on 14,959,679 shares outstanding as of March 31, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
As a result of a delay in obtaining the codes necessary to effect the filing, the Company filed one late Form 4 reporting one transaction for Mr. Massetti, our former CFO.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information available to us, as of March 31, 2017, regarding the shares of our Common Stock beneficially owned by: (i) each of our directors; (ii) each of our named executive officers; and (iii) all of our directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares		Percent of Shares(5)
Ronald Basso(1)	110,765		*
Cynthia J. Comparin	—		*
Richard L. Crouch(2)	43,500	(3)	*
Richard C. Elias	28,470		*
Thomas W. Golonski(2)	42,000		*
Thomas G. Greig(2)	76,501		*
John S. Heller	29,970		*
William H. Hernandez	32,500		*
Timothy C. Huffmyer(1)	70,116		*
Anthony J. Massetti	—		*
E.C. Sykes(1)	94,840		*
Joel T. Trammell	19,970		*
All directors and executive officers as a group of twelve (12) persons(4)	548,632		3.7%

(1)
Includes for Messrs. Basso, Huffmyer and Sykes: 84,729, 55,883 and 53,516 shares, respectively, pursuant to rights to acquire such shares as a result of options vested as of March 31, 2017 or vesting within sixty (60) days thereafter granted under the Employee Plan or under the Incentive Plan. Also includes for Messrs. Basso, Huffmyer and Sykes: 8,943, 5,720 and 11,130 shares, respectively, pursuant to grants of restricted stock units under the Incentive Plan which vested within sixty (60) days of March 31, 2017.

(2)
Includes for each of Messrs. Crouch, Golonski and Greig, 6,000 shares pursuant to rights to acquire such shares as a result of vested options as of March 31, 2017 granted under the Company’s 1992 Director Stock Option Plan, as amended (the “Director Plan”).

(3)	Includes 35,800 shares beneficially owned by Mr. Crouch's spouse over which he disclaims beneficial ownership.

(4)
Includes for all directors and executive officers as a group 237,921 shares pursuant to rights to acquire such shares as a result of options and restricted stock units vested as of March 31, 2017 or vesting within sixty (60) days thereafter, granted under the Employee Plan, the Director Plan or the Incentive Plan.

(5)	Based on 14,959,679 shares outstanding as of March 31, 2017.
The difference between the amounts set forth in the above table and the amounts indicated in the footnotes are shares owned outright either directly or indirectly.

*	Represents less than 1% of our outstanding Common Stock.

SUMMARY OF THE AMENDED INCENTIVE PLAN
The following is a summary description of the Incentive Plan as proposed to be amended and restated as the Amended Incentive Plan. This summary is not a complete statement of the Amended Incentive Plan and is qualified in its entirety by reference to the complete text of the Amended Incentive Plan, a copy of which is attached hereto as Exhibit I.
Purpose.  The purpose of the Amended Incentive Plan is to advance our interests and the interests of our stockholders by providing incentives to certain employees, directors, consultants and other individuals who contribute significantly to our strategic and long-term performance objectives and growth.
Administration.  The Amended Incentive Plan will be administered by our Compensation Committee or such other committee as determined by our Board, or by the Board itself (“Committee”). The Committee will have the authority to select Amended Incentive Plan participants, grant awards, determine the type, size, terms and conditions of awards and adopt rules for the administration, interpretation and application of the plan.
Types of Awards under the Incentive Plan.  The Amended Incentive Plan provides for the following types of awards: stock options, stock appreciation rights, restricted stock, restricted stock units, performance grants (cash and equity), and other share-based awards, or other awards consistent with the purposes of the Amended Incentive Plan.
Grant of Awards; Shares Available for Awards.  Certain employees, directors, consultants and independent contractors will be eligible to receive grants of awards under the Amended Incentive Plan until May 24, 2027. As of May 28, 2017, and prior to the amendments proposed in this Proxy Statement, no shares were available for issuance under the Incentive Plan. If the stockholders approve Proposal 5, the number of shares available for issuance under the plan will be increased by 630,000. Shares available for issuance under the plan are reduced by one (1) for each share of Common Stock issued in settlement of an award and by 1.87 for each share of Common Stock issued in settlement of a “Full-Value Award” (any award other than a stock option or stock appreciation right). No person will receive stock options or stock appreciation rights for more than 900,000 shares or performance grants for more than 500,000 shares or for more than $5,000,000 in any fiscal year. No non-employee director may receive stock options or stock appreciation rights for more than 50,000 shares or Full-Value Awards for more than 25,000 shares in any fiscal year.
If any shares of Common Stock issued pursuant to an award are forfeited or cancelled, then such shares that are forfeited or cancelled will be or become available for issuance under the Amended Incentive Plan. Shares of Common Stock (i) delivered in payment of the exercise price of a stock option, (ii) not issued upon settlement of a stock appreciation right or (iii) delivered to or withheld by the Company to pay withholding taxes, shall not become available for issuance under the Amended Incentive Plan. The number of shares of Common Stock issued or reserved pursuant to the Amended Incentive Plan will be subject to adjustment for stock splits, stock dividends and similar changes in Common Stock. The repurchase of shares of Common Stock by the Company shall not increase the maximum number of shares available for issuance under the plan. Any dividends or distributions on unvested awards are payable only when such awards vest.
Stock Options.  Stock options may be qualified as an incentive stock option under the Code (an “Incentive Stock Option”), or a stock option not qualified as such under the Code (collectively, an “option”). The exercise price of an option will be equal to or greater than the fair market value of the Common Stock on the date of grant; provided, however, Incentive Stock Options granted to an employee who owns more than 10% of the voting power of our stock (a “ten-percent employee”) will have an exercise price of not less than 110% of the fair market value at the time of grant. An option may be exercised within such period or periods as may be determined by the Committee; provided, however, any Incentive Stock Option granted to a ten-percent employee will not be exercisable after the expiration of five (5) years from the date of grant and any other option will expire ten (10) years from the date of grant. No stock option will vest sooner than one (1) year from grant.
Stock Appreciation Rights.  The Committee may grant stock appreciation rights under the Amended Incentive Plan, which will be exercisable as determined by our Committee but for a term not in excess of ten (10) years. No stock appreciation right may be granted with a vesting period of less than one (1) year from the date of grant.
Restricted Stock and Restricted Stock Units.  The Committee may grant restricted stock and restricted stock units. Such awards shall vest in one or more increments over a service period of no less than three (3) years; provided, however, that this limitation does not apply to awards to non-employee directors pursuant to the Company’s director compensation program. A participant to whom an award of restricted stock has been made will have the right to vote the shares subject to such award and to receive dividends or distributions made or paid with respect to such shares; provided, however, that any dividends with respect to unvested awards shall be withheld and payable only upon vesting.
Performance Grants.  The Committee may award performance grants under the Amended Incentive Plan. A performance grant is a right that is denominated in cash, shares of Common Stock or any other form of award issuable under the Amended Incentive Plan and is valued, as determined by the Committee, in accordance with the achievement of performance goals during the applicable performance periods (of at least twelve (12) months in length). Performance grants may be paid in a lump sum or in installments following the close of the performance period or on a deferred basis.

Other Share-Based Awards.  The Committee may grant other share-based awards which consist of an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares of Common Stock). Generally, the standard vesting schedule applicable to any other share-based award shall provide for vesting of such award, in one or more increments, over a service period of no less than three (3) years; provided, however, that this limitation shall not apply to awards granted to non-employee directors pursuant to the Company’s director compensation program.
Termination of Employment; Disability; Death; Retirement.  Upon termination of employment, or cessation of a non-employee director’s service on our Board, an award previously granted, unless otherwise specified in the award agreement, will, to the extent not exercised with respect to any option or stock appreciation right, or to the extent that any of the designated goals (including any service period) with respect to any other award have not been achieved prior to the lapse of any such restrictions and/or to the extent that, for whatever reason, such award has not vested, become null and void and be forfeited, provided that:

(i)
if the employee or non-employee director dies during employment or service or during the three (3) month period following the termination of employment or service by reason of retirement or dismissal other than for cause, or during the one (1) year period following termination by reason of disability, a stock option or stock appreciation right may be exercised (to the extent otherwise exercisable) for a one-year period following the date of death;

(ii)
if the employee or non-employee director retires or becomes disabled, a stock option or stock appreciation right may be exercised (to the extent otherwise exercisable) at any time up to three (3) months after retirement or termination other than for cause and one (1) year after termination for disability; and

(iii)
if the employee or non-employee director to whom an award of restricted stock or restricted stock units, performance grant or any other share-based award will have been granted terminates by reason of such person’s death, retirement or disability, then to the extent such award has not otherwise been forfeited, the award will vest and all restrictions will lapse as of the date of such person’s death, retirement or disability.

If an employee voluntarily terminates employment, or if a non-employee director terminates service on our Board, or is discharged for cause, any award granted under the Amended Incentive Plan will, unless otherwise specified by our Committee, terminate and be forfeited.
Change-in-Control.  In the event of a “change-in-control” of the Company, all outstanding awards will immediately vest and become exercisable and all restrictions will lapse. The Committee, in its sole discretion and to the extent not otherwise inconsistent with the Amended Incentive Plan, may determine that, upon the occurrence of a change-in-control transaction, each outstanding award will terminate within a specified number of days after notice to the holder, and such holder will receive, with respect to each such award, cash in an amount equal to the fair market value of such award as determined by the Committee.
Dilution and Other Adjustments.  In the event a dividend (other than a regular cash dividend) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other of our securities, issuance of warrants or other rights to purchase shares of Common Stock or other of our securities, or other similar corporate transaction or event that affects the shares of Common Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits under the Amended Incentive Plan, the Committee will, in an equitable manner, adjust the terms of an award or, if deemed appropriate, provide for an equivalent award or substitute award or make provision for a cash payment to the holder of an outstanding award.
Amendment and Termination.  The Committee or our Board may amend or suspend the Amended Incentive Plan at any time. The Committee also may amend or modify any award under the Amended Incentive Plan provided that no such amendment or suspension of the plan or an award may accelerate the vesting or exercisability, other than in connection with a participant’s death or disability or a change-in-control. The Committee may at any time (without the consent of participants) modify, amend or terminate any or all of the provisions of the Amended Incentive Plan or any outstanding award to the extent necessary to conform the provisions of the plan or such award with Section 162(m), Section 409A or any other provisions of the Code or other applicable law.
No Repricing.  Except in the event of a “change-in-control” or a dividend or other distribution recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other Company securities, issuance of warrants or other rights to purchase shares of Common Stock or other Company securities or other similar corporate transaction or event that affects the shares of Common Stock such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Amended Incentive Plan, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel or surrender outstanding stock options or stock appreciation rights in exchange for cash or other awards or for stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without stockholder approval.

Federal Tax Consequences
The following is a brief summary of the principal United States federal income tax consequences applicable to the Amended Incentive Plan participants and the Company, and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under the Amended Incentive Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). The Amended Incentive Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.
Incentive Stock Options.  Options issued under the Amended Incentive Plan and designated as Incentive Stock Options are intended to qualify under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee who has been granted an Incentive Stock Option generally will not recognize income and the Company will not be entitled to a deduction at the time of the grant or exercise of the option; provided, however, that the difference between the value of the Common Stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the optionee’s alternative minimum tax. The taxation of gain or loss upon the sale of the Common Stock acquired upon exercise of an Incentive Stock Option depends, in part, on whether the holding period of the Common Stock is at least two years from the date the option was granted and at least one year from the date the Common Stock was transferred to the optionee. If this holding period is satisfied, any gain (or loss) realized on a subsequent disposition of the Common Stock will be treated as a long-term capital gain (or loss). If this holding period is not met, then, upon such “disqualifying disposition” of the Common Stock, the optionee will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the Common Stock at the time of exercise over the option price limited, however, to the gain on sale. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Company generally will be entitled to a tax deduction in the same amount. If, however, the optionee meets the applicable holding period, the Company will not be entitled to a tax deduction with respect to capital gains recognized by the optionee.
Nonqualified Stock Options and Stock Appreciation Rights.  An optionee will generally not recognize income at the time a nonqualified stock option is granted. Rather, the optionee recognizes compensation income only when the nonqualified stock option is exercised. The amount of income recognized is equal to the excess of the fair market value of the Common Stock received over the sum of the exercise price plus the amount, if any, paid by the optionee for the nonqualified stock option. The Company is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the optionee. Upon a subsequent disposition of the Common Stock acquired under a nonqualified stock option, the optionee will realize short-term or long-term capital gain (or loss) depending on the holding period. The capital gain (or loss) will be short-term if the Common Stock is disposed of within one year after the nonqualified stock option is exercised and long-term if the Common Stock was held more than twelve (12) months as of the sale date. Stock appreciation rights are treated very similar to nonqualified stock options for tax purposes. A participant receiving a stock appreciation right generally will not recognize any taxable income upon the grant of the stock appreciation right. Upon the exercise of the stock appreciation right, the participant will recognize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise or (ii) if Common Stock is received upon the exercise of the stock appreciation right, the fair market value of the Common Stock received. The Company will generally be entitled to a tax deduction in an amount equal to the compensation income recognized by the participant.
Unrestricted Stock.  The tax consequences of receiving Common Stock pursuant to another share-based award under the Amended Incentive Plan are similar to receiving cash compensation from the Company, unless the Common Stock awarded is restricted stock. If the shares of Common Stock are unrestricted, the participant must recognize ordinary income equal to the fair market value of the Common Stock received less any amount paid for Common Stock.
Restricted Stock.  A participant that receives a restricted stock award under the Amended Incentive Plan will not be required to recognize income for federal income tax purposes at the time of grant, nor is the Company entitled to any deduction, to the extent that the Common Stock awarded has not vested. When any part of a restricted stock award vests, the participant will realize compensation taxable as ordinary income in an amount equal to the fair market value of the vested Common Stock on the vesting date. The participant may, however, make an election, referred to as a Section 83(b) election, within thirty (30) days following the grant of the restricted stock award, to be taxed at the time of the grant of the award based on the fair market value of the Common Stock on the grant date. If a Section 83(b) election has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Company will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested Common Stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period.
Restricted Stock Units.  Under current tax law, a participant who receives restricted stock units will not recognize taxable income for federal income tax purposes until the Common Stock underlying the restricted stock units is actually issued to the participant. Upon issuance of Common Stock, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the Common Stock received, and the Company will be entitled to a corresponding deduction. If the participant is an employee of the Company, the participant may, depending upon the terms of the award, be subject to Social Security and Medicare taxes at the time the restricted stock units vest, even though none of the Common Stock underlying the restricted stock units is issued at that time. However, no additional Social Security or Medicare taxes will be due when the Common Stock subject to the vested restricted stock units is subsequently issued (even if the market value of the Common Stock has increased).
Performance Grants.  A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance award, the participant will recognize ordinary income in an amount equal to the cash received or, if the performance award is payable in Common Stock, the fair market value of the Common Stock received. When the participant recognizes ordinary income upon payment of a performance award, the Company will generally be entitled to a tax deduction in the same amount.
Limitations on Our Deductions; Consequences of Change-in-Control. With certain exceptions, Section 162(m) of the Code limits the Company’s deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our CEO and the three (3) other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. We generally intend for stock options, stock appreciation rights and performance grants (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the Amended Incentive Plan to satisfy the requirements of qualified performance-based compensation and therefore expect to be entitled to a deduction with respect to such awards. In addition, if a “change of control” of the Company causes awards under the Amended Incentive Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of our deductions under Section 280G of the Code.
Internal Revenue Code Section 409A. Awards of stock options, stock appreciation rights, restricted stock units, other share-based awards and performance grants under the Amended Incentive Plan may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that these awards fail to meet certain requirements under Section 409A, the regulations issued thereunder or an exception thereto, the award recipient will be subject to immediate taxation, interest and tax penalties in the year the award vests. It is our intent that awards under the Amended Incentive Plan will be structured and administered in a manner that complies with the requirements of Section 409A of the Code.

INDEPENDENT PUBLIC ACCOUNTANTS
Fees Incurred by Us from BDO during Fiscal 2017 and Fiscal 2016
Audit Fees: An aggregate of $1,671,000 was incurred for professional services rendered and for expenses for the audit of our annual financial statements for Fiscal 2017 and our internal controls over financial reporting, statutory audits required internationally and the review of financial statements included in our quarterly reports on Form 10-Q during Fiscal 2017. An aggregate of $1,828,000 was incurred for professional services rendered and for expenses for the audit of our annual financial statements for Fiscal 2016 and our internal controls over financial reporting, statutory audits required internationally and the review of financial statements included in our quarterly reports on Form 10-Q during Fiscal 2016.
Audit-Related Fees: No audit-related fees were incurred from BDO during Fiscal 2017 or Fiscal 2016.
Tax Fees: No tax fees from BDO were incurred during Fiscal 2017 or Fiscal 2016.
All Other Fees: BDO did not render any other professional services to us during Fiscal 2017 or Fiscal 2016.
All services performed by BDO that are required to be pre-approved under the SEC’s and NASDAQ’s rules and the Audit Committee’s charter are approved by our Audit Committee or its chair prior to BDO’s engagement for such services. In the case of an approval by the chair of our Audit Committee, such approval is presented for ratification by our Audit Committee at its next regular meeting.
ADDITIONAL INFORMATION
FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION
A copy of the 2017 Form 10-K is available to stockholders. A stockholder may obtain such copy free of charge in the "About Black Box - Investor Relations - Financials & Filings" section of our website at www.blackbox.com or by writing to the Investor Relations Department, Black Box Corporation, 1000 Park Drive, Lawrence, Pennsylvania 15055 (a copy of any exhibits thereto will be provided upon payment of a reasonable charge limited to our cost of providing such exhibits).
SOLICITATION OF PROXIES
We will pay the expenses in connection with the printing, assembling and mailing to the holders of our Common Stock the Notice Regarding the Availability of Proxy Materials, the Notice of Annual Meeting of Stockholders, this proxy statement and the accompanying form of proxy. In addition to the use of the mails, our directors, officers or regular employees may solicit proxies personally or by telephone, facsimile or email. We may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to, and obtain proxies from, their principals, and will reimburse such persons for their expense in so doing.
STOCKHOLDER NOMINATIONS AND PROPOSALS
Stockholders who believe they are eligible to have their proposals included in our proxy statement for the annual meeting expected to be held in August 2018, in addition to other applicable requirements established by the SEC, must ensure that their proposals are received by the Secretary of the Company not later than February 28, 2018.
Our By-laws establish an advance notice procedure for stockholders to make nominations for the position of director and to propose business to be transacted at an annual meeting. Our By-laws provide that notice of nominations for director and proposals for business must be given to the Secretary of the Company not later than 150 days prior to the anniversary date of the prior year’s annual meeting. For the annual meeting expected to be held in August 2018, notice of nominations and proposals under this provision must be received by March 11, 2018.

Such notice must set forth in reasonable detail information concerning the nominee (in the case of a nomination for election to our Board) or the substance of the proposal (in the case of any other stockholder proposal), and shall include: (i) the name and residence address and business address of the stockholder who intends to present the nomination or other proposal or of any person who participates or is expected to participate in making such nomination and of the person or persons, if any, to be nominated and the principal occupation or employment and the name, type of business and address of the business and address of the corporation or other organization in which such employment is carried on of each such stockholder, participant and nominee; (ii) a representation that the proponent of the proposal is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination or other proposal specified in the notice, including the number of shares of each class of our stock which are beneficially owned by the proponent as of the date of the notice and the proponent’s agreement to notify us in writing of the number of shares of each class of our stock which are beneficially owned by the proponent as of the record date promptly (but in no event later than five (5) business days) after the later of the record date or the date that the record date is first publicly disclosed along with a description of any agreement, arrangement or understanding (including any derivative securities or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, swaps or borrowed or loaned shares, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of the proponent or any of the proponent’s affiliates or associates with respect to any shares of our stock) that has been entered into as of the date of the proponent’s notice, by or on behalf of such proponent or any affiliate or associate of such proponent, with respect to any shares of our stock, and the proponent’s agreement to notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly (but in no event later than five (5) business days) after the later of the record date or the date that the record date is first publicly disclosed; (iii) a description of all agreements, arrangements or understandings between the proponent and any other person or persons (naming such person or persons) pursuant to which the nomination or other proposal is to be made by the proponent; (iv) such other information regarding each proposal and each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nomination or other proposal been made by our Board and (v) the consent of each nominee, if any, to serve as a director on our Board, if elected. Within fifteen (15) days following the receipt by the Secretary of a notice of nomination or proposal pursuant hereto, the Secretary will advise the proponent in writing of any deficiencies in the notice and of any additional information we require to determine the eligibility of the proposed nominee or the substance of the proposal. A proponent who has been notified of deficiencies in the notice of nomination or proposal and/or of the need for additional information must cure such deficiencies and/or provide such additional information within fifteen (15) days after receipt of the notice of such deficiencies and/or the need for additional information. The presiding officer of a meeting of stockholders may, in his or her sole discretion, refuse to acknowledge a nomination or other proposal presented by any person that does not comply with the foregoing procedure and, upon his or her instructions, all votes cast for such nominee or with respect to such proposal may be disregarded.
Our By-laws also provide that certain eligible stockholders or groups of stockholders will be entitled to include a certain number of their nominees in the Company’s proxy statement for its annual meeting, beginning in 2018 (so-called “proxy access”) provided the requirements set forth in the By-laws are met on a timely basis. Please refer to our By-laws for the details regarding our proxy access provisions.
Our By-laws do not limit or restrict the ability of a stockholder to present any proposal made by such stockholder in accordance with SEC requirements. A copy of our By-laws is available upon request.
OTHER MATTERS
Our management does not intend to present nor, in accordance with our By-laws, has it received proper notice from any person who intends to present, any matter for action by stockholders at the Annual Meeting to be held on August 8, 2017, other than as stated in the Notice of Annual Meeting of Stockholders accompanying this proxy statement. The enclosed proxy, however, confers discretionary authority with respect to the transaction of any other business that properly may come before the meeting, and it is the intention of the persons named in the enclosed proxy to vote on any such matters in accordance with their best judgment.

0                        ■

P	BLACK BOX CORPORATION
R	1000 Park Drive
O	Lawrence, Pennsylvania 15055
X	This Proxy is Solicited on Behalf of the
Y	Board of Directors of the Company
The undersigned stockholder hereby appoints E.C. Sykes and Thomas G. Greig, and each of them, as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned to act for the undersigned and to consider and vote, as designated on the reverse, all of the shares of stock of Black Box Corporation (the “Company”) that the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Tuesday, August 8, 2017, at 9:00 a.m. Eastern Daylight Time, at the offices of the Company at 1000 Park Drive, Lawrence, Pennsylvania 15055, on the following matters:
Unless otherwise specified in the squares provided, the proxies shall vote in the election of directors FOR the nominees listed, FOR proposal number 2, FOR proposal number 3, FOR "1 Year" on proposal number 4 and FOR proposal number 5, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the reverse side)

■

ANNUAL MEETING OF STOCKHOLDERS OF
BLACK BOX CORPORATION
August 8, 2017
GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:
The proxy statement and Company’s 2017 Annual Report to stockholders are available at www.proxydocs.com/bbox
Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Should you require directions to the Annual Meeting, please call Investor Relations at 724-873-6788.

â Please detach along perforated line and mail in the envelope provided. â

■						42955
The Board of Directors recommends a vote “FOR” each of the nominees listed,
“FOR” proposal number 2, “FOR” proposal number 3, “FOR” “1 Year” on proposal number 4 and “FOR” proposal number 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of nine (9) members of the Board of Directors:			2. Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2018.		☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES: O Cynthia J. Comparin O Richard L. Crouch O Richard C. Elias O Thomas W. Golonski O Thomas G. Greig O John S. Heller O William H. Hernandez O E.C. Sykes O Joel T. Trammell			FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		3. Advisory Vote to Approve Named Executive Officer Compensation.		☐	☐	☐
				1 Year	2 Years	3 Years	ABSTAIN
			4. Advisory Vote on Frequency of Executive Compensation Votes.	☐	☐	☐	☐
					FOR	AGAINST	ABSTAIN
			5. Approval of the Amended and Restated 2008 Long-Term Incentive Plan.		☐	☐	☐
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
The Board of Directors has established the close of business on Friday, June 16, 2017 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Proxies shall have discretionary power to vote upon such other matters as may come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■		■

ANNUAL MEETING OF STOCKHOLDERS OF
BLACK BOX CORPORATION
August 8, 2017

PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER
Vote online/by phone until 12:00 AM EDT the day of the meeting.
ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting. Should you require directions to the Annual Meeting, please call Investor Relations at 724-873-6788.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS: The proxy statement and Company’s 2017 Annual Report to stockholders are available at www.proxydocs.com/bbox

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet â

■						42955
The Board of Directors recommends a vote “FOR” each of the nominees listed,
“FOR” proposal number 2, “FOR” proposal number 3, “FOR” “1 Year” on proposal number 4 and “FOR” proposal number 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of nine (9) members of the Board of Directors:			2. Ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2018.		☐	☐	☐

☐	FOR ALL NOMINEES	NOMINEES: O Cynthia J. Comparin O Richard L. Crouch O Richard C. Elias O Thomas W. Golonski O Thomas G. Greig O John S. Heller O William H. Hernandez O E.C. Sykes O Joel T. Trammell			FOR	AGAINST	ABSTAIN
			3. Advisory Vote to Approve Named Executive Officer Compensation.		☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			1 Year	2 Years	3 Years	ABSTAIN
			4. Advisory Vote on Frequency of Executive Compensation Votes.	☐	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)				FOR	AGAINST	ABSTAIN
			5. Approval of the Amended and Restated 2008 Long-Term Incentive Plan.		☐	☐	☐
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
The Board of Directors has established the close of business on Friday, June 16, 2017 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Proxies shall have discretionary power to vote upon such other matters as may come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■		■